UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

Sprouts Farmers Market, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for

2018 Annual Meeting of Stockholders

March 19, 2018

Dear Fellow Sprouts Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Sprouts Farmers Market, Inc., which will be held at the Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, on Wednesday, May 2, 2018 at 8:00 a.m., local time.

At the Annual Meeting, we will ask you to elect three members of our board of directors; vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2017 (commonly referred to as “say-on-pay”); and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year.

We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the proxy statement.

On behalf of our board of directors, I would like to thank you for your continued interest and investment in Sprouts Farmers Market.

Sincerely,

Amin Maredia

Director and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 2, 2018 at 8:00 a.m. local time.

Place:	Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Items of Business:	(1) To elect three Class II directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

(2) To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2017 (“say-on-pay”);

(3)	To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 30, 2018; and

(4) To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 5, 2018 are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the Annual Meeting, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. All stockholders as of the record date are invited to attend the Annual Meeting. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi

Chief Legal Officer and Corporate Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about March 19, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 2, 2018.

This proxy statement and our 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available at www.proxyvote.com and at investors.sprouts.com.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, May 2, 2018
Time:	8:00 a.m., local time
Location:	Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054
Record Date:	March 5, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Joseph Fortunato	For	18
Lawrence P. Molloy	For	18
Joseph O’Leary	For	18
Advisory vote on the compensation paid to our named executive officers for fiscal 2017	For	50
Ratification of our independent registered public accounting firm	For	52

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 1, 2018. Stockholders may revoke their proxies at the times and in the manners described on page 5 of this proxy statement.

If your shares are held in “street name” through a bank, broker, or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

As used in this Proxy Statement, unless the context otherwise requires, references to the “company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries.

Sprouts Farmers Market	2018 Proxy Statement 1

Business Summary

BUSINESS SUMMARY

Sprouts Farmers Market operates as a healthy grocery store that specializes in fresh, natural and organic products at prices that appeal to everyday grocery shoppers. Based on the belief that healthy food should be affordable, Sprouts’ welcoming environment and knowledgeable team members continue to drive its growth. Sprouts offers a complete shopping experience that includes an array of fresh produce in the heart of the store, a deli with prepared entrees and side dishes, The Butcher Shop, The Fish Market, an expansive vitamins and supplements department and more. Since our founding in 2002, we have grown rapidly, significantly increasing our sales, store count and profitability. With 285 stores in 15 states as of December 31, 2017, we are one of the largest healthy grocery stores selling fresh, natural and organic food in the United States. As of March 19, 2018, we have grown to 293 stores in 15 states and continue to be guided by our passion:

WE BELIEVE HEALTHY LIVING IS A JOURNEY AND

EVERY MEAL IS A CHOICE.

WE LOVE TO INSPIRE, EDUCATE AND EMPOWER

EVERY PERSON TO EAT HEALTHIER AND LIVE A BETTER LIFE.

2017 was a dynamic year in the retail industry and proved to be a very strong year for Sprouts, including the following business highlights:

•	Grew annual revenue to $4.7 billion, representing 15% growth year over year

•	Increased comparable store sales by 2.9%

•	Increased diluted earnings per share by 39% to $1.15

•	Excluding the non-cash benefit related to the legislation commonly referred to as the Tax Cuts and Jobs Act, increased diluted earnings per share by 22% to $1.01[1]

•	Repurchased $203 million of our shares

•	New store productivity outpacing our historical average

•	Continued to self-fund our growth through exceptional operating cash flows

•	Opened 32 new stores, and expanded to two new states: Florida and North Carolina

•	Highest annual Foresee customer service scores in company history

As we continue to grow and deliver stockholder value, we do so in a manner that improves our relationship with the environment and strengthens our social responsibility endeavors. Our sustainability and social responsibility highlights for 2017 included:

•	Donated 23 million pounds of food to local food banks, equating to 19 million meals, through our Food Rescue program

•	Diverted 30 million additional pounds of food from landfills through our composting and cattle feed programs

•	Donated more than $2.2 million to local nonprofit organizations in our communities

•	Supported more than 830 community events through volunteering and in-kind donations, reaching more than 2.75 million residents in our communities

•	Promoted 23 percent of our team members and dedicated 35,000 hours to leadership development programs for our team members

1 See Appendix A for a reconciliation of diluted earnings per share to diluted earnings per share excluding the impact of the Tax Cuts and Jobs Act.

2 2018 Proxy Statement	Sprouts Farmers Market

General Information

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is provided and the enclosed form of proxy is solicited on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2018 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at the Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, on Wednesday, May 2, 2018 at 8:00 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2017 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first provided on or about March 19, 2018 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on the record date of March 5, 2018 are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 133,023,184 outstanding shares of our common stock, par value $0.001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the three nominees who receive the greatest number of votes cast shall be elected as directors. Our stockholders do not have cumulative voting rights for the election of directors.

Sprouts Farmers Market	2018 Proxy Statement 3

General Information

The advisory vote on the compensation of our named executive officers for fiscal 2017 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 shall each be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, it will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the three Class II director nominees;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; sign, date, and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail; or attend the Annual Meeting to vote in person. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the three nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2017, (3) “for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018, and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may properly come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

4 2018 Proxy Statement	Sprouts Farmers Market

General Information

The election of directors (referred to as “Proposal 1”) and the say-on-pay proposal (referred to as “Proposal 2”) are matters considered non-routine under applicable rules. A broker, bank, or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 (referred to as “Proposal 3”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent shares present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2 or Proposal 3. Broker non-votes, however, do not represent shares present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone, or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.

Voting Results

The final voting results from the Annual Meeting will be publicly disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation, estimated to be approximately $85,000. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We may, but do not currently intend to, engage a third-party proxy solicitor.

Householding

We are required to provide an Annual Report to all stockholders who receive this proxy statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your name, or reside at the same address as other stockholders of record, you may authorize us to

Sprouts Farmers Market	2018 Proxy Statement 5

General Information

discontinue duplicate mailings of future Annual Reports, commonly referred to as “householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and we will deliver a separate copy.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on March 5, 2018, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Sprouts stock on the record date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 5, 2018;

•	the Notice of Internet Availability of Proxy Materials;

•	a printout of the proxy distribution email (if you received your materials electronically);

•	a proxy card;

•	a voting instruction form; or

•	a legal proxy provided by your broker, bank, or other nominee.

Admission to the Annual Meeting will be on a first-come, first-served basis and will require proof of ownership described above. Stockholders and proxy holders must also present a government-issued form of photo identification, such as a driver’s license, and comply with customary security procedures. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures. The use of cameras or other recording devices will not be allowed at the Annual Meeting.

Availability of our Filings with the SEC

Our 2017 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our investor relations website, investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (referred to as the “Form 10-K”), as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

6 2018 Proxy Statement	Sprouts Farmers Market

General Information

Electing to Receive Proxy Materials for Future Annual Meetings Electronically

If you wish to join in Sprouts’ sustainability efforts, you can instruct us to deliver our proxy materials for future annual meetings of stockholders to you electronically by e-mail. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery on our investor relations website, investors.sprouts.com.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31. Our last three completed fiscal years ended on January 3, 2016, January 1, 2017 and December 31, 2017. For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended January 3, 2016, January 1, 2017 and December 31, 2017 and our fiscal year ending December 30, 2018 as “fiscal 2015,” “fiscal 2016,” “fiscal 2017” and “fiscal 2018,” respectively. Fiscal 2015 was a 53-week year.

Sprouts Farmers Market	2018 Proxy Statement 7

Corporate Governance

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which consists of eight members.

Joseph Fortunato Chairman of the Board Age: 65 Director since: 2013 Chairman since: 2017 Committees: Compensation Nominating and Corporate Governance

Career Highlights

Mr. Fortunato has served as an Operating Partner at J.W. Childs Associates, L.P., an operationally focused private equity firm, since January 2017. Mr. Fortunato has also served as the Executive Chairman of Comoto Holdings, Inc., the parent company of Cycle Gear Inc. and RevZilla Motorsports, the largest retailer of motorcycle parts and apparel in the United States, since January 2016. Mr. Fortunato previously served as Chairman of the Board, Chief Executive Officer and President of GNC Holdings, Inc. (NYSE: GNC), a global specialty retailer of health and wellness products, from November 2005 to August 2014 and was a consultant from September 2014 through December 2016. From 1990 to November 2005, Mr. Fortunato served in various executive roles with General Nutrition Companies, Inc., including Senior Executive Vice President and Chief Operating Officer, Executive Vice President of Retail Operations and Store Development, Senior Vice President of Financial Operations, and Director of Financial Operations. Mr. Fortunato currently serves on the board of directors of Mattress Firm Holding Corp. (NASDAQGS: MFRM), a retailer of mattresses and bedding-related products.

Key Board Skills and Qualifications

•   Record as an executive of a successful nationwide retail company

•   Years of financial and operational experience

•   Experience on the boards of directors of public companies

Favorite Sprouts Brand Product

Organic Himalayan Pink Salt and Coconut Oil Popcorn

Kristen E. Blum Independent Director Age: 52 Director since: 2016 Committees: Audit Nominating and Corporate Governance

Career Highlights

Ms. Blum has served as Senior Vice President and Chief Information Officer of PepsiCo – Latin America since January 2018 and Senior Vice President and Chief Information Officer of Global IT Transformation for PepsiCo since November 2017. Ms. Blum previously served PepsiCo as Senior Vice President and Chief Information Officer of Frito-Lay from September 2015 to December 2017 and Senior Vice President and Chief Information Officer of Commercial Solutions, Innovation, Data and Analytics from July 2013 to September 2015, as well as Senior Vice President and Chief Information Officer of Enterprise Solutions from December 2010 to January 2012. Ms. Blum also has served as Executive Vice President and Chief Technology Officer of J.C. Penney Co. Inc. from January 2012 to June 2013 and Senior Vice President and Chief Information Officer of Abercrombie & Fitch from March 2006 to October 2010, where she oversaw the information technology function of each of these organizations.

Key Board Skills and Qualifications

•   30 years of experience in developing strategies and designing information technology solutions in the retail, consumer goods and high-tech industries

•   Cybersecurity and digital transformation

•   Well-versed in audit and risk management functions

Favorite Sprouts Brand Product

Creamy Almond Butter

8 2018 Proxy Statement	Sprouts Farmers Market

Corporate Governance

Shon A. Boney Director Age: 49 Director since: 2002

Career Highlights

Mr. Boney co-founded our company in 2002 and served as our Vice President and Chief Financial Officer from 2002 to 2005, as Chief Executive Officer from 2005 to August 2012, and Chairman from August 2012 until March 2013. Prior to founding our company, Mr. Boney served in various positions with Henry’s Farmers Market ranging from store management to buyer to Director of Information Technology from 1986 to 2001.

Key Board Skills and Qualifications

•   Over 28 years of experience in the grocery industry

•   Knowledge of our business, operations, strategy

•   Deep experience in real estate strategy and analysis

Favorite Sprouts Brand Product

Chipotle Hummus

Terri Funk Graham Independent Director Age: 52 Director since: 2013 Committees: Compensation Nominating and Corporate Governance, Chairperson

Career Highlights

Ms. Graham is a Branding Strategy Consultant, having most recently served as interim Chief Marketing Officer of Origin Entertainment, Inc., a broad based film and television production company, from March 2016 to September 2017, and served on the board of directors of 1-800 Contacts,, the largest U.S. online retailer of contact lenses, from July 2015 to January 2016. Ms. Graham previously served as Chief Marketing Officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company from July 2013 to September 2014. Ms. Graham previously served on the board of Hot Topic, Inc., a formerly publicly traded (NASDAQGS: HOTT) mall and web-based specialty retailer from June 2012 to June 2013. From September 2007 to December 2012, Ms. Graham served as Sr. Vice President and Chief Marketing Officer at Jack in the Box Inc. (NASDAQGS: JACK), a restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants. Ms. Graham, who joined Jack in the Box Inc. in 1990, previously served as Vice President and Chief Marketing Officer from December 2004 to September 2007, Vice President of Marketing from May 2003 to December 2004, and Vice President of Brand Communications and Regional Marketing from July 2002 to May 2003.

Key Board Skills and Qualifications

•   Over 28 years of branding and marketing experience in the retail and restaurant industries, including extensive knowledge of digital and e-commerce

•   Public company board experience

•   Well-versed in corporate governance

Favorite Sprouts Brand Product

Hatch Chile Grass-Fed Beef Jerky

Sprouts Farmers Market	2018 Proxy Statement 9

Corporate Governance

Amin N. Maredia Director Age: 45 Director since: 2016

Career Highlights

Mr. Maredia has served as our Chief Executive Officer since August 2015. Prior to his promotion to Chief Executive Officer, Mr. Maredia served as our Chief Financial Officer from August 2011 to August 2015. Prior to joining Sprouts, Mr. Maredia served in key strategic and finance roles for Burger King Corporation, one of the world’s largest fast food retailers, including Vice President – North America and Latin America Finance from 2009 to 2010, and Vice President – Strategic Planning from 2006 to 2009. Mr. Maredia began his career at PricewaterhouseCoopers in 1994, is a graduate of the Harvard Business School General Management Program and holds an undergraduate degree in accounting from the University of Houston.

Key Board Skills and Qualifications

•   Extensive knowledge of all aspects of our business, vision, strategy, people, leadership and finance

•   Service as our chief executive officer

•   Financial acumen

Favorite Sprouts Brand Product

Coconut Rolls

Lawrence (“Chip”) P. Molloy Independent Director Age: 56 Director since: 2013 Committees: Audit, Chairperson Compensation

Career Highlights

Mr. Molloy served as the Chief Financial Officer of Under Armour, Inc. (NYSE: UA), a leading manufacturer and seller of performance footwear, apparel and equipment, from January 2016 to February 2017. Mr. Molloy served as Senior Advisor to Roark Capital Group, a private equity firm, from October 2014 to December 2015. Prior to that, Mr. Molloy served as Special Advisor to PetSmart, Inc. (NASDAQGS: PETM), the largest specialty pet retailer, from June 2013 until April 2014, and had previously served as Chief Financial Officer of PetSmart from September 2007 until June 2013. Prior to joining PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc., a national consumer electronics retailer, from 2003 to 2007, where he served as Chief Financial Officer of Retail from 2006 to 2007, Vice President, Financial Planning and Analysis from 2004 to 2006, and the Director of Financial Planning and Analysis from 2003 to 2004. He served ten years in the U.S. Navy as a fighter pilot, later retiring from the Navy Reserve with a rank of Commander.

Key Board Skills and Qualifications

•   Perspective as a senior financial executive

•   Well versed in financial and accounting matters, as well as operational and risk management matters in the retail industry

Favorite Sprouts Brand Product

Non-Alcoholic Brewed Ginger Beer

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10 2018 Proxy Statement	Sprouts Farmers Market

Corporate Governance

Joseph O’Leary Independent Director Age: 59 Director since: 2017 Committees: Nominating and Corporate Governance

Career Highlights

Mr. O’Leary has served as a Director of Francesca’s Holdings Corporation (NASDAQ: FRAN), a nationwide specialty boutique retailer, since April 2013, and PetSmart, Inc., the largest specialty pet retailer, since May 2015. Mr. O’Leary also served as a Director of Big Heart Pet Brands from August 2014 to March 2015. Mr. O’Leary previously served PetSmart as President and Chief Operating Officer from June 2013 to April 2014, Executive Vice President of Merchandising, Marketing, Supply Chain and Strategic Planning from January 2011 to June 2013, Senior Vice President of Merchandising from March 2010 to January 2011, Senior Vice President of Merchandising and Supply Chain from October 2008 to March 2010, and Senior Vice President of Supply Chain from September 2006 to October 2008. Before joining PetSmart, Mr. O’Leary served as Chief Operating Officer of Human Touch, LLC, a leading supplier of massage chairs, from 2005 to 2006, and various logistics leadership roles with Gap Inc. (NYSE: GPS), a leading global clothing retailer, from 1999 to 2005, culminating as Senior Vice President, Supply Chain Strategy and Global Logistics. Prior to 1999, Mr. O’Leary held positions at Mothercare plc, Coopers & Lybrand LLP, and BP International.

Key Board Skills and Qualifications

•   Public company board and executive officer experience

•   Deep merchandising, supply chain and logistics experience with successful growth-oriented retailers

•   Strategic and operational acumen with international experience on multiple continents

Favorite Sprouts Brand Product

Kettle Style Chips

Steven H. Townsend Independent Director Age: 64 Director since: 2013 Committees: Audit Compensation, Chairperson

Career Highlights

Mr. Townsend has served as a Director of Velocity Brands, LLC since 2010, ME Holding Corporation, parent company of Massage Envy, LLC, a leading provider of therapeutic massage and skincare services, since 2012, and PetValu, a specialty retailer of pet food and pet-related supplies, since February 2015. He previously served as consultant to United Natural Foods Inc. (NASDAQGS: UNFI), the largest publicly traded wholesale distributor of natural foods, from December 2005 until December 2006. He served as Chairman of UNFI from December 2003 to December 2005 and as its Chief Executive Officer from January 2003 to October 2005 and its President from April 2001 to October 2005. He previously served in other roles at UNFI, including as Chief Financial Officer and as Chief Operating Officer since joining in 1981 as Controller. Mr. Townsend holds an M.B.A. in MIS and a B.S. in Accounting, Summa Cum Laude from Bryant College.

Key Board Skills and Qualifications

•   More than 33 years of senior management, financial, operational, information systems and human resources experience

•   Service as an executive officer in the natural food industry

•   National Association of Corporate Directors Board Fellow

Favorite Sprouts Brand Product

Old Fashioned Ginger Snaps

Sprouts Farmers Market	2018 Proxy Statement 11

Corporate Governance

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not discriminated against on the basis of age, race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition. Our current directors reflect these efforts and the importance of diversity to the board, and we are honored to have been recognized by the Women’s Forum of New York as a 2017 Corporate Champion for board diversity.

Board Structure

Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent
Class I (term expires at 2020 annual meeting)	Terri Funk Graham Steven H. Townsend	Yes Yes
Class II (term expires at 2018 annual meeting)	Joseph Fortunato Lawrence P. Molloy Joseph O’Leary	Yes Yes Yes
Class III (term expires at 2019 annual meeting)	Kristen E. Blum Shon A. Boney Amin N. Maredia	Yes No No

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Corporate Governance

Our board of directors has determined that Ms. Blum, Mr. Fortunato, Ms. Graham, Mr. Molloy, Mr. O’Leary and Mr. Townsend each qualify as an “independent director,” as defined in the corporate governance rules of the NASDAQ Stock Market. There are no family relationships among any of our directors, director nominees, or executive officers.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Fortunato serving as our Chairman of the Board and Mr. Maredia serving as our Chief Executive Officer. Mr. Fortunato was appointed as our Chairman, effective upon the retirement of our prior Executive Chairman of the Board, J. Douglas (“Doug”) Sanders, in February 2017.

Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members, and other stakeholders. As Chairman, Mr. Fortunato, among other responsibilities, oversees planning of the annual board calendar and develops meeting agendas, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Fortunato serve as Chairman of the Board, Mr. Maredia is better able to focus his attention on running our company.

Prior to the appointment of Mr. Fortunato as our Chairman in February 2017, Mr. Townsend served as our Lead Independent Director. As Mr. Fortunato is an independent director, upon his appointment as Chairman, he also assumed the former responsibilities of our Lead Independent Director, which include presiding over executive sessions of the independent members of the board, consulting with major stockholders, as appropriate, and performing such additional duties as our board may otherwise determine and delegate.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit, compensation, and nominating and corporate governance committees support our board in discharging its oversight duties and addressing risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

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Corporate Governance

Board Participation

Our board of directors held four formal meetings in fiscal 2017 and took action by written consent twice. During fiscal 2017, each of our directors attended at least 75% of the total number of meetings of our board of directors and of the committees on which they serve. We regularly schedule executive sessions at each formal meeting of the board during which the independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders. Each of our directors at the time attended our 2017 annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Lawrence P. Molloy, Chairperson, Kristen E. Blum, and Steven H. Townsend. Our board of directors has determined that each such individual is independent under the rules of the SEC and the NASDAQ Stock Market. Our board has also determined that Messrs. Molloy and Townsend are each an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviewing our annual and quarterly financial statements and reports filed with the SEC and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•	considering and approving or disapproving all related party transactions and discussing such transactions that are significant to our company with our independent registered public accounting firm;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

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Corporate Governance

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Our audit committee formally met four times during fiscal 2016.

Compensation Committee

Our compensation committee consists of Steven H. Townsend, Chairperson, Joseph Fortunato, Terri Funk Graham, and Lawrence P. Molloy. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and as an “outside director” as defined in Section 162(m) of the Internal Revenue Code (referred to as the “Code”).

The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•	reviewing, modifying, and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies and discussing such compensation with our independent registered public accounting firm;

•	reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•	evaluating, adopting, and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2013 Incentive Plan (as defined below), other compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Our compensation committee formally met two times during fiscal 2017 and took action by written consent twice.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Terri Funk Graham, Chairperson, Kristen E. Blum, Joseph Fortunato and Joseph O’Leary (whose appointment became effective concurrent with his appointment to our board on October 30, 2017). Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

Sprouts Farmers Market	2018 Proxy Statement 15

Corporate Governance

The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	interviewing, evaluating, nominating, and recommending individuals for membership on our board of directors;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Our nominating and corporate governance committee formally met two times during fiscal 2017.

Board Evaluations

Our board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the nominating and corporate governance committee oversees an annual evaluation of the performance of the board of directors. The committee approves written evaluation questionnaires that are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside law firm. The chair of the nominating and corporate governance committee discusses the results of the performance evaluations with the full board. Our board utilizes the results of these evaluations in making decisions on director nominees, board agendas, board structure, composition and effectiveness and committee assignments. As a result of past board evaluations, we have made changes to board meeting agenda and the form and scope of materials provided to directors.

Identifying and Evaluating Director Candidates

Director candidates are evaluated in light of the then-existing composition of the board, and the background and areas of expertise of existing directors and potential nominees, The nominating and corporate governance committee also considers the specific needs of the various board committees. In the case of Mr. O’Leary, the most recent addition to our board, the committee considered, among other factors, his merchandising and supply chain and logistics experience with other successful growth-oriented retailers.

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender, and professional experience, and the extent to which the nominee would fill a present need on our board of directors. We typically engage search firms to engage in national searches for prospective board candidates, and we instruct these search firms with which we work to identify potential board candidates that would, in addition to bringing particular skills and experience to the board, also add to the gender and/or ethnic diversity on the board.

16 2018 Proxy Statement	Sprouts Farmers Market

Corporate Governance

Sustainability and Social Responsibility

Sprouts is committed to operating our business in a way that respects social and environmental well-being. We all play a role in being good stewards of our planet and its finite resources and, as a growing natural and organic retailer, Sprouts has a unique opportunity to have a positive impact on our communities. As we grow, we will continue to adopt practices that improve our relationship with the environment and strengthen our social responsibility endeavors. Our sustainability and social responsibility efforts are rooted in four pillars: environment, sourcing, our team and the community. To date, our initiatives have focused on fighting hunger, reducing waste, practicing responsible sourcing, energy conservation, community support, and building a diverse and inclusive workplace culture that provides opportunities for advancement, training and education.

As our many sustainability and social responsibility initiatives have advanced, so has our ability to accumulate, track, analyze and report on our accomplishments. For more information on our sustainability and social responsibility work, please visit our website at sprouts.com to view our 2017 Sustainability and Social Responsibility Report.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors, and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at investors.sprouts.com, the charters of our audit, compensation, and nominating and corporate governance committees, our corporate governance guidelines, and the codes of conduct and ethics referenced above. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or NASDAQ stock market rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Communications with our Board of Directors

Stockholders or other interested persons wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Proxy Access

In January 2017, our board approved a proxy access amendment to our bylaws to allow a stockholder to include director nominees in our proxy materials for election at our annual meeting of stockholders. Such nominations must comply with all applicable conditions in our bylaws and be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054. See “Director Nominations for Inclusion in our 2019 Proxy Materials (Proxy Access)” below.

Sprouts Farmers Market	2018 Proxy Statement 17

Proposal 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our nominating and corporate governance committee recommended, and the board of directors nominated:

•	Joseph Fortunato

•	Lawrence P. Molloy

•	Joseph O’Leary

as nominees for election as Class II members of our board of directors. Each nominee is presently a Class II director of our company and has consented to serve a three-year term if elected, concluding at the 2021 annual meeting of stockholders. Messrs. Fortunato and Molloy were elected by stockholders at the 2015 annual meeting; Mr. O’Leary was appointed a director by the board in 2017. Biographical information about each of our directors is contained in the section above. At the Annual Meeting, three directors will be elected to our board of directors.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these three nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

18 2018 Proxy Statement	Sprouts Farmers Market

Director Compensation

DIRECTOR COMPENSATION

Only directors that are considered “independent” under applicable SEC and NASDAQ stock market rules received consideration for service on our board of directors. In 2017, our independent directors received the following cash compensation: an annual retainer of $60,000, annual committee retainer fees of $10,000 per committee assignment, an annual retainer of $20,000 for the chairperson of our audit committee, annual retainers of $15,000 for the compensation and nominating committee chairpersons, and an annual $20,000 retainer for our chairman of the board, all payable quarterly. We also pay for or reimburse directors for approved board governance educational seminars and for travel expenses related to attending board and committee meetings.

In addition to the cash compensation discussed above, our independent directors also received equity compensation for 2017 equal to $100,000 in the form of restricted stock units (referred to as “RSUs”) vesting on the one-year anniversary of the grant date. The number of RSUs granted to each independent director was determined using the 20-day trailing average closing sales price as of the grant date.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term success of our company and further align their interests with those of our stockholders. In accordance with our corporate governance guidelines, our independent directors are expected over a reasonable time to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least five times their annual cash retainer until he/she leaves the board.

Our compensation committee periodically engages its independent compensation consultant, Korn Ferry Hay Group, to review our company’s independent director compensation against peer and market data.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our independent directors in fiscal 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Kristen E. Blum	$80,000	$104,256	—	$184,256
Joseph Fortunato(2)	$95,000	$104,256	—	$199,256
Terri Funk Graham	$95,000	$104,256	—	$199,256
Lawrence P. Molloy	$100,000	$104,256	—	$204,256
Joseph O’Leary(3)	$17,500	$53,789	—	$71,289
Steven H. Townsend(2)	$100,000	$104,256	—	$204,256

(1)	The amounts in this column reflect the aggregate grant date fair value of each RSU granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The grant date for Mses. Blum and Graham and Messrs. Fortunato, Molloy and Townsend was May 12, 2017, and the grant date for Mr. O’Leary was November 10, 2017 following his appointment to the board.

(2)	Prior to the appointment of Mr. Fortunato as our Chairman in February 2017, Mr. Townsend served as our Lead Independent Director. For 2017, Mr. Townsend received a pro-rated portion of the lead independent director annual retainer of $5,000, and Mr. Fortunato received a pro-rated portion of the chairman of the board retainer of $15,000.

(3)	Mr. O’Leary joined the board of directors effective October 30, 2017 and received a pro-rated portion of the annual independent director compensation.

Sprouts Farmers Market	2018 Proxy Statement 19

Director Compensation

The following table lists outstanding equity awards held by our current non-employee directors as of December 31, 2017.

	Option Awards				Stock Awards
Name	Date of Grant(1)	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Kristen E. Blum	May 12, 2017	—	—	—	4,364	$106,263
Shon A. Boney	May 2, 2011	324,290	$1.09	May 2, 2018	—	—
	May 2, 2011	1,215,078	$3.33	May 2, 2018	—	—
	November 10, 2015	4,431	$23.26	November 10, 2022	—	—
	November 10, 2015	—	—	—	456	$11,104
Joseph Fortunato	July 31, 2013	2,778	$18.00	July 31, 2020	—	—
	May 19, 2014	6,195	$28.50	May 19, 2021	—	—
	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	May 21, 2015	—	—	—	324	$7,889
	May 12, 2017	—	—	—	4,364	$106,263
Terri Funk Graham	July 31, 2013	2,778	$18.00	July 31, 2020	—	—
	May 19, 2014	6,195	$28.50	May 19, 2021	—	—
	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	May 21, 2015	—	—	—	324	$7,889
	May 12, 2017	—	—	—	4,364	$106,263
Lawrence P. Molloy	July 31, 2013	2,778	$18.00	July 31, 2020	—	—
	May 19, 2014	6,195	$28.50	May 19, 2021	—	—
	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	May 21, 2015	—	—	—	324	$7,889
	May 12, 2017	—	—	—	4,364	$106,263
Joseph O’Leary	November 10, 2017	—	—	—	2,586	$62,969
Steven H. Townsend	July 31, 2013	2,778	$18.00	July 31, 2020	—	—
	May 19, 2014	6,195	$28.50	May 19, 2021	—	—
	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	May 21, 2015	—	—	—	324	$7,889
	May 12, 2017	—	—	—	4,364	$106,263

(1)	Option awards granted May 21, 2015 and November 10, 2015 become exercisable in twelve equal quarterly installments at the end of each calendar quarter beginning with the quarter in which the option awards were granted.

(2)	Stock awards represent RSUs with various vesting dates as follows: RSUs granted May 21, 2015 and November 10, 2015 vest in three equal installments on each of the first three anniversaries of the respective grant date; and RSUs granted on May 12, 2017 and November 10, 2017 cliff vest on the first anniversary of the grant date; in each case assuming continued service through the applicable vesting date.

(3)	The market value of unvested RSUs is calculated by multiplying the number of unvested awards held by the applicable named director by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2017, December 29, 2017, which was $24.35 per share.

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Executive Officers

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 19, 2018:

Name	Age	Position
Amin N. Maredia	45	Chief Executive Officer
James L. Nielsen	46	President and Chief Operating Officer
Bradley S. Lukow	54	Chief Financial Officer / Treasurer
Dan J. Sanders	59	Chief Operations Officer
Shawn R. Gensch	48	Chief Marketing Officer
Brandon F. Lombardi	40	Chief Human Resources and Legal Officer / Corporate Secretary
Daniel J. Bruni	60	Chief Information Officer
Theodore E. Frumkin	56	Chief Development Officer

Amin N. Maredia’s biography is set forth under the heading “Our Board” above.

James L. Nielsen has served as our President and Chief Operating Officer since August 2015. Mr. Nielsen joined our company as Chief Operating Officer in April 2011. Prior to joining our company, Mr. Nielsen served as President of Henry’s Farmers Markets from 2007 through April 2011, and Vice President and General Manager of Henry’s Farmers Markets from 2006 to 2007. Prior to that, Mr. Nielsen served in various roles of increasing responsibility for Wild Oats Marketplace, including Director of Operations from December 2004 to February 2007, Director of Non-Perishables from February 2004 to December 2004, and Director of Merchandising from 2002 to February 2004. Mr. Nielsen began his career at Smith’s Food and Drug in 1986 and held various positions before leaving in 2002. Mr. Nielsen holds a B.S. in Business Administration from Weber State University.

Bradley S. Lukow has served as our Chief Financial Officer and Treasurer since March 2016. Mr. Lukow most recently served as Chief Financial Officer of 99 Cents Only Stores, a deep-discount retailer, from January to June 2015, and Executive Vice President and Chief Financial Officer of Shoppers Drug Mart, Canada’s leading drug store retailer, from January 2009 to November 2014, where he oversaw finance, treasury and investor relations, in addition to the strategy and acquisitions, real estate development and information technology functions. Prior to assuming the role of Executive Vice President and Chief Financial Officer, Mr. Lukow served in various roles of increasing responsibility at Shoppers Drug Mart, including Senior Vice President of Finance from 2000 to 2008, Vice President of Retail Accounting from 1997 to 2000 and Director of Retail Accounting from 1994 to 1997. Mr. Lukow began his career with Ernst & Young in 1986, is a Chartered Professional Accountant and holds a B.A. in Honors Business Administration from the University of Western Ontario.

Dan J. Sanders has served as our Chief Operations Officer since October 2016. Mr. Sanders joined our company as Executive Vice President of Store Operations in July 2015, and previously served as President of Albertsons Southern California and President of Acme Markets, both while affiliated with Supervalu, Inc., from March 2010 through March 2013. Additionally, Mr. Sanders served as Chief Executive Officer of United Supermarkets, LLC from June 2004 until February 2010. Prior to serving at United, Mr. Sanders was Division President and a Principal at AdPlex, a retail consulting firm specializing in advertising production and content management technology to Fortune 500 companies, from August 1997 to February 2003. Mr. Sanders is also a military veteran with more than a decade of service as a pilot in the United States Air Force. He holds an MBA from Pepperdine University’s Graziadio School of Business and Management and a B.A. from Lubbock Christian University.

Sprouts Farmers Market	2018 Proxy Statement 21

Executive Officers

Shawn R. Gensch has served as our Chief Marketing Officer since June 2015. Prior to joining our company, Mr. Gensch co-founded and served as Chief Executive Officer of iAMroyalist Inc., a consumer loyalty group from June 2014 to May 2015. Previously, Mr. Gensch was Senior Vice President of Marketing at Target Corporation (NYSE: TGT), a role he held from January 2012 through December 2013, and in which he led, among other things, Target’s media strategy, public relations, social media, strategic partnerships, and experiential and lifestyle marketing efforts. Mr. Gensch served in previous marketing roles of increasing responsibility with Target from 2008 to January 2012. Prior to 2008, Mr. Gensch served as the initial President of Target Bank from 2003 to 2007, Vice President, Financial Product Design and Development at Target Financial Services from 2005 to 2008, and Director of New Business Development from 2003 to 2005. Prior to joining Target Corporation in 2003, Mr. Gensch worked in various roles in the structured finance, insurance, banking and related consulting industries, including work as Vice President and Assistant Treasurer of Green Tree Financial Corporation (Conseco Finance). Mr. Gensch serves on the Board of Directors of GWG Holdings, Inc. (NASDAQ: GWGH), a specialty finance company, since July 2014, and Anser Innovation, a technology company, since January 2014. Mr. Gensch holds a B.S. in Accounting from the University of Wisconsin-Eau Claire.

Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012 and was promoted to our Chief Human Resources and Legal Officer in October 2016. Prior to joining our company, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, including food retail, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s Farmers Market in April 2011. Mr. Lombardi holds a Juris Doctor from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.

Daniel J. Bruni has served as our Chief Information Officer since February 2015. Prior to joining our company, Mr. Bruni held the position of Vice President, I.T. at Dollar General Corporation (NYSE: DG), a discount retailer, from March 2012 to January 2015 and Senior Director of Information Technology at Dollar General Corporation from 2008 to March 2012. Prior to that, Mr. Bruni served as Senior Vice President and Chief Information Officer of Harris Teeter, Inc., a regional grocery chain, from 1997 to 2008. Prior to that, Mr. Bruni held I.T. leadership positions with Brothers Gourmet Coffees, Inc., Burger King Corporation and Dun & Bradstreet. Mr. Bruni holds an M.B.A. for I.T. Executives from Fairleigh Dickinson University and a B.S. in Computer Science from Indiana University of Pennsylvania.

Theodore E. Frumkin has served as our Chief Development Officer since February 2015, and previously served as our Senior Vice President – Business Development from December 2012 to February 2015. Prior to joining our company, Mr. Frumkin served as Vice President of Real Estate for Staples, Inc. (NASDAQGS: SPLS), from August 2005 to December 2012 and Director of Real Estate from April 2001 to August 2005. Before that, he was Vice President of Real Estate and Construction for Rubio’s Restaurants, Inc., a fast food retailer, from May 1999 to April 2001, and Director of Real Estate from May 1996 to May 1999; Director of Real Estate for Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, from December 1994 to May 1996; Real Estate Manager for Wal-Mart Stores, Inc. (NYSE: WMT), from 1992 to December 1994, and Real Estate Manager for Taco Bell, a fast food retailer, from 1986 to June 1991. Mr. Frumkin holds an M.B.A. in Finance from Florida International University, and a B.F.A. from Texas Christian University.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

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Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer during fiscal 2017 and our three other most highly compensated executive officers for fiscal 2017, which we collectively refer to as our “named executive officers,” during fiscal 2017. Our named executive officers for fiscal 2017 were:

Name	Title
Amin N. Maredia	Chief Executive Officer and Director
Bradley S. Lukow	Chief Financial Officer and Treasurer
James L. Nielsen	President and Chief Operating Officer
Dan J. Sanders	Chief Operations Officer
Brandon F. Lombardi	Chief Human Resources and Legal Officer / Corporate Secretary

Section One – Overview and Executive Summary

Compensation Program Background and Philosophy

Our executive compensation program is administered by the compensation committee of our board of directors comprised entirely of independent directors. The program is intended to attract, motivate, and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies (our peer group discussed below along with other market competitors) and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation to reward and incentivize strong performance as well as to align the interests of our executives with those of our stockholders. When making compensation decisions, the compensation committee takes into consideration the value of target total direct compensation (referred to as “TDC”) provided to executives and where that value falls in relation to comparable companies. While the compensation committee does not target a specific percentile when making compensation decisions, the committee generally looks to position the value of target TDC near the 50th percentile of comparable companies, which we believe will enable us to remain competitive in attracting and retaining qualified executive officers. Our compensation committee’s decisions on target compensation are also influenced by a variety of additional factors, including compensation mix, the executive’s performance, skills, experience, time in the role, retention risk and scope of responsibility.

2016 Say on Pay Vote and Stockholder Engagement

At our 2017 annual meeting, our “say-on-pay” advisory vote on the 2016 compensation of our named executive officers described in our 2017 proxy statement received approximately 43% support from our stockholders.

Based on reports from proxy advisory groups as well as our stockholder engagement calls, our compensation committee largely attributes this result to the May 2016 equity award restructuring of Messrs. Maredia and Nielsen’s stock option grants in connection with their respective promotions to Chief Executive Officer and President & Chief Operating Officer in August 2015 (referred to as the “equity award restructuring”). The options awarded to Messrs. Maredia and Nielsen, taken together with other options granted under the Sprouts Farmers Market, Inc. 2013 Incentive Plan (referred to as the “2013 Incentive Plan”) to Messrs. Maredia and Nielsen during 2015, exceeded the limit of 500,000 shares which may be granted per calendar year to each participant. The options granted in excess of this limitation were null and void, so in order to satisfy the original intent with respect to Messrs. Maredia and Nielsen’s compensation

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for their 2015 promotions, in May 2016 the compensation committee granted to Messrs. Maredia and Nielsen options and restricted shares approximating equivalent value for the original August 2015 award.

These awards represented a singular compensation event to ensure leadership continuity for our company rather than an ongoing aspect of our executive compensation program. However, in response to the 2016 say-on-pay vote, the compensation committee directed our company to engage with its stockholders and instructed Korn Ferry Hay Group (referred to as “Hay Group”), the compensation committee’s independent compensation consultant, to evaluate all aspects of its executive compensation program to determine if there were any fundamental flaws in the company’s pay practices. A summary of these efforts is set forth below:

Our Response	What We Learned	Actions Taken
Engaged Hay Group to research and analyze our incentive plan designs for our executives to assess our alignment relative to market and peer practices.

Based on Hay Group’s observations, most of the design elements of our annual and long-term incentive plans are generally aligned with market and peer practices, including annual performance metrics, annual and long-term payout ranges, annual performance range and long-term vehicle mix and weighting.

Our compensation committee thoroughly reviewed Hay Group’s observations, which reinforced the committee’s opinion that the say-on-pay voting result on 2016 executive compensation was largely due to the one-time equity award restructuring rather than overarching defects in our ongoing compensation program. However, the committee addressed the design elements for which Hay Group recommended additional review.

	Our annual target award percentage and long-term award values were below the peer group market median.	For annual target award percentage and long-term award values, such amounts were increased for certain of our named executive officers to better align with our peer group and enhance retention value for these key executives.

	Certain design elements of our long-term compensation plan, including the EPS metric and performance and vesting periods for our performance shares merited additional review based on varying degrees of misalignment with a majority of peer and market practices.	Our compensation committee elected to change our long-term performance share metric from earnings per share (referred to as “EPS”) to EBIT to provide greater emphasis on our core business.

With respect to the performance period of our performance shares, our compensation committee elected to increase the performance period from one year to three years for our 2018 performance shares to better align our practices with the broader retail market and to align our executive officers’ long-term incentives with the creation of long-term value.

See –“Committee Actions Taken for 2018” for further information on each of the aforementioned actions.

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Our Response	What We Learned	Actions Taken

Engaged Hay Group to evaluate the compensation packages of our executive officers to compare their overall compensation against our peer group and retail industry survey data.	In general, overall positioning for target TDC for our executive officers is between the 25th percentile and median of the market.

Our compensation committee thoroughly reviewed Hay Group’s observations and concluded that our ongoing compensation program does not provide TDC for our executive officers that is excessive or out of line with our peer group or the retail industry.

Based on Hay Group’s evaluation, our compensation committee approved modest increases to the 2018 compensation packages for certain of our executive officers to align with our peer group and enhance retention value.

See –“Committee Actions Taken for 2018” for further information.

Engaged a proxy solicitor and conducted outreach campaigns both before and after our 2017 Annual Meeting of Stockholders to discuss our 2016 say-on-pay vote, as well as our general compensation and governance practices, with stockholders holding over 40% of our outstanding shares.	A number of stockholders expressed concern over the 2016 equity award restructuring and indicated that was the primary reason for a vote against our 2016 say-on-pay proposal. In particular, stockholders expressed dissatisfaction for using restricted shares as part of the restructuring when the original awards to Messrs. Maredia and Nielsen were options.	The equity award restructuring was a one-time event due to an equity award grant in excess of our plan limitations. To fulfill the original intent of the compensation committee with respect to the original awards granted to Messrs. Maredia and Nielsen, we granted the maximum number of options allowable under the plan and used restricted shares to provide equivalent value. We have implemented new controls applicable to all equity award grants to prevent such grants in excess of our plan limitations in the future.

	Certain stockholders preferred that our 2017 performance shares use a metric other than EPS, which can be impacted by a number of external or market-related factors.	As referenced above, our compensation committee elected to change our long-term performance share metric for 2018 from EPS to EBIT to provide greater emphasis on our core business rather than external market-related factors.

	Certain stockholders were not in favor of one-time retention grants, as we awarded to certain of our executive officers (other than our chief executive officer) in 2017.	Our compensation committee believed the one-time grants awarded in 2017 were modest in value and scope and provided necessary retention value to our key executive officers. However, the committee considered this feedback in its design of the 2018 compensation program, and no one-time retention awards have been granted in 2018.

	Certain stockholders were not in favor of the one-year performance period for our performance shares issued under our 2017 long-term incentive plan.	As discussed above, our compensation committee made the determination to increase the performance period of our performance shares from one year in 2017 to three years in 2018. This decision was made in response to both Hay Group data and feedback provided by a number of our stockholders who expressed a preference for a multi-year performance period.

See –“Committee Actions Taken for 2018” for further information.

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Executive Compensation

2017 Fiscal Year Performance

Fiscal 2017 was a very strong year for our company as we continued to grow in our very dynamic industry. Our brand of health and value continues to resonate both with new and existing customers, leading to solid financial performance. Some of our fiscal 2017 highlights include:

•	Opened 32 new stores, representing unit growth of 13%;

•	Net sales of $4.7 billion; a 15% increase from 2016;

•	Comparable store sales growth of 2.9% and two-year comparable store sales growth of 5.6%;

•	Net income of $158 million;

•	Diluted earnings per share of $1.15; a 39% increase from the same period in 2016;

•	Excluding the non-cash benefit of $18.7 million related to the enactment of the legislation commonly referred to as the Tax Cuts and Jobs Act[2], diluted earnings per share of $1.01; a 22% increase from the same period in 2016; and

•	Drove additional stockholder returns by repurchasing approximately 9.7 million shares.

Executive Summary of Our Fiscal 2017 Executive Compensation Program and Actions Taken for 2018

For 2017, our pay mix consisted of base salary, the opportunity to earn annual performance-based cash bonuses based on our achievement of Plan EBITDA (as defined below) and comparable store sales performance goals, and equity incentives consisting of time-vesting RSUs and performance-based restricted stock (referred to as “performance shares”) based on our achievement of EPS performance goals. We have no pension plans or other executive retirement plans except our 401(k) plan available to all team members, and limited executive perquisites consisting primarily of payment of health and life insurance premiums for certain of our named executive officers.

We believe that this mix of compensation, including in particular the performance shares and annual performance-based cash bonus program tied to company financial and operational objectives, closely links executive officer compensation to performance. We exceeded the threshold performance level for our Plan EBITDA goal and exceeded the maximum performance level for our comparable store sales performance goal for our annual performance-based cash bonus, and we exceeded the maximum performance level for our EPS performance goal for our performance shares. Accordingly, our executive officers were awarded for our company’s strong performance during fiscal 2017 with payouts above target levels, consistent with our pay-for-performance philosophy.

In 2018, at-risk pay will continue to comprise a significant portion of our executive compensation, particularly for our most senior officers. Our compensation committee has determined to continue to emphasize our pay-for-performance philosophy by using Plan EBITDA and comparable store sales metrics for our annual performance-based bonuses and, in response to stockholder feedback and analysis of peer and market data, adopting performance share awards that reward cumulative performance over a three-year performance period based on Plan EBIT (as defined below) performance goals. See – “Committee Actions Taken for 2018.”

2 The legislation commonly referred to as the Tax Cuts and Jobs Act (referred to as the “Tax Act”) was enacted on December 22, 2017 and lowers U.S. corporate income tax. The estimated fourth quarter 2017 impact of the Tax Act was a benefit to income tax expense of $18.7 million. The final impact of the Tax Act may differ from these estimates due to, among other things, changes in interpretations and assumptions made by Sprouts, additional guidance that may be issued by the U.S. Department of the Treasury, and actions that Sprouts may take. For a reconciliation of diluted earnings per share to diluted earnings per share excluding the one-time benefit of the Tax Act, see Appendix A to this proxy statement.

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Section Two – Elements of our Compensation Program

The elements of our 2017 executive compensation program are presented below in summary format and more fully explained in the sections that follow:

Cash Compensation	Base Salary	Base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within our company, set generally between the 25th and 50th percentile of comparable companies.
	Performance-based Bonus	Our performance-based bonus is an annual cash incentive program designed to reward team members for achieving company sales and profitability goals.
Long-Term Incentive Compensation	Performance Shares	Performance shares are granted to provide incentive for long-term creation of stockholder value based on company profitability goals over a one-year performance period and additional two-year time-vesting period. Performance shares represented 50% of the annual long-term incentive grant value in fiscal 2017 for all of our named executive officers.
	RSAs	Time-vesting restricted stock awards (referred to as “RSAs”) are granted to provide incentive for long-term creation of stockholder value. RSAs vest over three years and represented 50% of the annual long-term incentive for our named executive officers.
Benefit Programs	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried team members. Our benefits are designed to provide market competitive benefits to protect team members’ and their covered dependents’ health and welfare and provide retirement benefits in the form of a 401(k) plan.
Other	Perquisites	Limited perquisites are provided to certain executives, primarily in the form of company-paid health and life insurance premiums.

Base Salary

Base salary is a fixed portion of compensation that reflects the compensation committee’s (and the Chief Executive Officer’s in the case of other named executive officers) assessment of the individual named executive officer’s performance, skills, experience, time in the role, and scope of responsibility. Base salaries are generally set at levels at or below the median of comparable companies and are reviewed on an annual basis to determine if any adjustments are required.

Performance-based Cash Bonus

We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Meeting or exceeding our annual business and financial goals is important to executing our business strategy and delivering long-term value to stockholders. Individual award opportunities vary by job level and are generally set so that, along with other components of compensation, the executives’ target TDC is competitive with the 50th percentile of comparable companies.

Our performance-based cash bonus plan is based upon (1) Adjusted EBITDA3, as further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate (referred to as “Plan EBITDA”), and (2) comparable store sales growth. No incentive award is payable to executives unless a pre-established minimum of 91% of the target Plan EBITDA goal or 98.6% of the target comparable store sales goal is achieved.

The performance-based cash bonus plan focuses executives on critical financial and operational goals. Our compensation committee believes that Plan EBITDA is a primary indicator to our stockholders of overall business health, and its use achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more productive.

3 Adjusted EBITDA is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBITDA” as net income before interest expense, provision for income tax, and depreciation, amortization and accretion, excluding store closure and exit costs, gains and losses from disposal of assets, public offering expenses and the loss on extinguishment of debt and certain other items we do not consider representative of our ongoing financial performance. During 2017, adjustments to Adjusted EBITDA were immaterial; accordingly, Adjusted EBITDA is equivalent to Plan EBITDA for 2017.

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Executive Compensation

Each executive officer has a target performance-based cash bonus opportunity, expressed as a percentage of base salary (referred to as the “Target Bonus”), with the ability to earn above or below that target based on our company’s actual performance.

At the beginning of 2017, the compensation committee and board of directors approved the financial and operational goals for the company. The compensation committee also reviewed and approved the Target Bonus opportunity for each executive officer. If Plan EBITDA and comparable store sales growth were 100% of the established targets, our executive officers would be each entitled to receive 100% of such officer’s respective Target Bonus. In addition, each executive officer had the opportunity to earn an out-performance bonus of 200% of such officer’s Target Bonus (referred to as “Total Bonus Opportunity”). The Target Bonus and Total Bonus Opportunity for our executive officers for 2017 were as follows:

Compensation Tier	Threshold Bonus (as % of Base Salary)	Target Bonus (as % of Base Salary)	Total Bonus Opportunity (as % of Base Salary)
Tier I (CEO)	10%	100%	200%
Tier II (President and CFO)	7%	70%	140%
Tier III (other named executive officers)	5%	50%	100%

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the annual financial target for our performance-based cash bonus program. In general, management makes the initial recommendation for the financial targets based upon our company’s annual board-approved budget, and these recommendations are reviewed and discussed by the compensation committee. The major factors used in setting one or more targets for a particular year are the results for the most recently-completed year and the budget for the current year. Other factors taken into account may include general economic and competitive market conditions and industry dynamics. Our compensation committee sets the final corporate performance goals during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

Award payouts are determined each February following completion of the plan year by measuring the performance against each award component. In determining whether the performance ranges are met, the compensation committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual, or infrequently occurring events. The 2017 incentive award target goals and 2017 results and corresponding bonus percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Target Goal	2017 Results	Bonus Percentage Achieved
Plan EBITDA (75%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$313.1 million	$323.7 million	173%
Comparable Store Sales (25%)	Demonstrates strength in core business	1.0%	2.9%	200%

Equity Incentive Compensation

Each year we grant equity-based awards to executive officers and key team members to motivate and reward them for creating long-term stockholder value. Long-term incentive awards are generally established so that, when added to total cash compensation, the target TDC for an individual executive is competitive with the 50th percentile of comparable companies. In 2017, our compensation committee

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determined to grant to our executive officers time-vesting RSAs and performance shares. The value of such equity awards increases or decreases as a result of changes in the market price of our common stock, creating opportunities in the event of successful market performance of our shares, aligning the interests of our named executive officers with our stockholders.

Award	2017 Weighting	2018 Weighting	Vesting Terms and Other Conditions
Performance Shares	50%	50%

Performance shares for 2017 reward annual performance and are subject to our company achieving certain EPS performance targets based on our annual financial objectives. If the annual target is achieved, the performance shares will be considered “earned.” If earned, such performance shares vest 50% on the second anniversary of the grant date (2019), and 50% on the third anniversary of the grant date (2020), subject to continued employment. If the EPS performance target is exceeded, our named executive officers may earn performance shares greater than the target amount, up to 150%.

Performance shares for 2018 will reward cumulative performance over a three-year performance period and are subject to our company achieving a cumulative Plan EBIT[4] performance target based on our financial objectives. If the cumulative three-year Plan EBIT target is achieved, the performance shares will be considered “earned” and will vest on the third anniversary of the grant date (2021), subject to continued employment. If the Plan EBIT performance target is exceeded, our named executive officers may earn performance shares greater than the target amount, up to 200%.

The target number of shares of our common stock subject to performance shares is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.

RSAs or RSUs	50%	50%

For 2017 and 2018, all of our executive officers will receive time-vesting RSAs and RSUs, respectively, that vest one-third on each anniversary of the grant date.

The number of shares of our common stock subject to RSAs or RSUs is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.

The 2017 target goals and results and corresponding performance shares awarded in respect of our performance shares granted in 2016 and 2017 are shown below.

Grant Year	Performance Measure	Rationale for Measure	Target Goal	2017 Results	Percentage Shares Awarded
2016	Plan EBIT (100%)	Reflects overall business operations and is a measure of profitability that drives stockholder value	$243.3 million	$226.7 million	0%
2017	EPS (100%)	Reflects full alignment with our stockholders	$0.91 per share[5]	$1.01 per share[6]	150%

4 EBIT is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBIT” as net income before interest expense and provision for income tax, excluding store closure and exit costs, gains and losses from disposal of assets, public offering expenses and the loss on extinguishment of debt and certain other items we do not consider representative of our ongoing financial performance. We define “Plan EBIT” as Adjusted EBIT, as may be further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate. During 2017, adjustments to Adjusted EBIT were immaterial; accordingly, Adjusted EBIT is equivalent to Plan EBIT for 2017.

5 In determining the target goal for the 2017 performance share, the compensation committee considered, among other things, the impact of our ongoing share repurchase programs on our EPS.

6 For purposes of performance targets under our long-term incentive plan for 2017, we present in the table diluted earnings per share excluding the one-time benefit of the Tax Act as we consider it representative of our ongoing financial performance. This one-time benefit from the Tax Act had no effect on the number of performance shares issued. Diluted earnings per share excluding the one-time benefit of the Tax Act is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement.

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Executive Compensation

Consistent with our pay for performance philosophy, our named executive offers were rewarded for our company’s strong performance during 2017 and earned the maximum number of performance shares for driving stockholder value and exceeding our EPS target for 2017. Although no 2016 performance shares were earned based on 2017 performance, we will continue to measure Plan EBIT performance targets for 2018 with respect to the 2016 grants and cumulatively for the three-year performance period to determine if performance shares will be earned. If such shares are earned, they will vest on the third anniversary of the grant date, subject to continued employment through the vesting date.

Benefits and Perquisites

We provide our named executive officers with benefits that our board of directors believes are reasonable and in the best interests of our company and our stockholders. Consistent with our compensation philosophy, we maintain competitive benefit packages for our named executive officers. The compensation committee, in its discretion, may revise, amend, or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•	Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan (referred to as the “401(k) Plan”) covering substantially all eligible team members, including our named executive officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limit by the Internal Revenue Service. We contribute an amount up to 50% of the first 6% of the eligible compensation deferred by a participant.

•	Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. Named executive officers are eligible to participate in the same plans as other eligible team members.

•	Perquisites. We pay the premium amounts for medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance plans on behalf of certain of our named executive officers, and impute income related to the limited personal use of our corporate aircraft by certain of our executive officers.

Section Three – How Executive Pay is Established

Role of Our Compensation Committee

Our compensation committee, which is comprised entirely of independent directors, is responsible for overseeing our executive compensation policies and programs with the goal of maintaining compensation that is competitive and reflects the long-term interests of our stockholders. You can learn more about the compensation committee’s purpose, responsibilities, and structure by reading the committee’s charter posted on our website at www.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

While our Chief Executive Officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation are determined solely by our compensation committee. Decisions regarding other executive officers are made by our compensation committee after considering recommendations from our Chief Executive Officer.

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Role of the Compensation Consultant

Our compensation committee may periodically engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The chairperson of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

For purposes of establishing our 2017 compensation program, our compensation committee engaged Hay Group as its independent compensation consultant to provide the committee with an executive compensation assessment, peer group analysis, analysis of our pay programs following our 2016 say-on-pay vote and related compensation advice. The compensation committee’s independent compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For 2017, Hay Group developed criteria used to identify and refine peer and other comparable companies for executive compensation and performance comparisons, and reviewed and discussed with the committee various proposals presented to the committee by management. Hay Group representatives met informally with the chairperson of the committee and with certain members of our management team, and formally with our compensation committee as requested.

The compensation committee considered the factors set forth in the NASDAQ Stock Market rule regarding compensation advisor independence. Specifically, the compensation committee analyzed whether the work of Hay Group as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Hay Group; (ii) the amount of fees from our Company paid to Hay Group as a percentage of Hay Group’s total revenue; (iii) the policies and procedures of Hay Group that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Hay Group or the individual compensation advisors employed by Hay Group with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of our company owned by Hay Group or the individual compensation advisors employed by Hay Group. The compensation committee considered the above factors related to compensation advisor independence and based on the foregoing, the committee concluded that Hay Group was independent.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Management’s Role in Compensation Decisions

Members of our human resources, finance, and legal departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for our executive team. He works closely with our Chief Human Resources Officer and the chairperson of the compensation committee in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our

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short- and long-term incentive plans. Our Chief Executive Officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Levels and Benchmarking

We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group for 2017 was gathered through compensation surveys conducted by Hay Group. When making compensation decisions, the compensation committee takes into consideration the value of TDC provided to executives and where that value falls in relation to comparable companies (our peer group discussed below along with other market survey data). While the compensation committee does not target a specific percentile of comparable companies when making decisions regarding individual compensation components, the committee generally looks to position the value of target TDC so as to be competitive with the 50th percentile of comparable companies, with exceptions made based on the committee’s analysis of key factors, as discussed below.

The peer group is periodically evaluated and updated to ensure the companies in the group remain relevant to us based on our changing size and other factors. For 2017, our compensation committee reviewed the compensation of our executive officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our compensation consultant. In assessing the appropriateness of peer companies, the compensation committee considered the following criteria for our peer group in 2017: annual revenues; food retail, health and wellness, as well as broader retail; talent market that represents the market for executive talent for our company; growth-oriented companies; and the peer groups used by proxy advisory firms. We also removed Roundy’s, Inc. and Fresh Market, Inc., which are no longer publicly traded companies.

The peer group of the 14 companies which, along with broader market survey data, were used for benchmarking purposes in fiscal 2017 is set forth below.

Company	Revenue for Last Twelve Months (in millions)	Market Value as of Most Recent FYE (in millions)
United Natural Foods, Inc.	$9,454	$2,418
Spartan Nash Co.	$8,032	$901
Dick’s Sporting Goods, Inc.	$8,410	$3,283
Burlington Stores, Inc.	$5,858	$8,306
The Michaels Companies, Inc.	$5,222	$4,871
Ulta Salon, Cosmetics & Fragrance, Inc.	$5,527	$13,565
Smart & Final Stores, Inc.	$4,503	$688
The WhiteWave Foods Company	—	—
Ingles Markets, Incorporated	$4,003	$681
Weis Markets, Inc.	$3,508	$1,069
The Hain Celestial Group, Inc.	$2,880	$3,957
DSW Inc.	$2,754	$1,602
GNC Holdings, Inc.	$2,465	$300
Vitamin Shoppe, Inc.	$1,215	$102
75th Percentile	$5,858	$3,957
Median	$4,503	$1,602
25th Percentile	$2,880	$688
Sprouts Farmers Market (as of December 31, 2017)	$4,665	$3,234

Based on input from Hay Group, the peer group was updated later in 2017 to assist the compensation committee with determining potential pay changes for 2018. Based on the evaluation criteria,

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our compensation committee approved the removal of Ingles Markets and WhiteWave Foods (which was acquired in 2017) and the addition of Casey’s General Stores, Inc. and Sally Beauty Holdings, Inc. to our peer group for 2018.

As discussed above, our compensation committee generally looks to position the value of target TDC of our executive officers so as to be competitive with the 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite market survey data. Our compensation committee may vary from this general approach for various elements of compensation depending on the committee’s analysis of key factors, such as performance, contributions to the business, ability to replace with a high quality candidate in our unique industry/model or disruption to our business if executive were to exit.

Section Four – 2017 Named Executive Officer Pay Actions

2017 Compensation Actions

In February 2017, the compensation committee approved the following compensation and awards for our named executive officers after considering each officer’s individual achievements and contributions toward our long-term strategic goals, our peer group and market survey data and the accomplishments of the company.

Name	Base Salary	Target Bonus	RS Awards	Performance Share Awards	Target TDC
Amin N. Maredia	$800,000	$800,000	$1,200,000	$1,200,000	$4,000,000
Bradley S. Lukow(1)	$575,000	$402,500	$431,250	$431,250	$1,840,000
James L. Nielsen(1)	$600,000	$420,000	$450,000	$450,000	$1,920,000
Dan J. Sanders(1)	$400,000	$200,000	$160,000	$160,000	$920,000
Brandon F. Lombardi(1)	$400,000	$200,000	$160,000	$160,000	$920,000

(1)	The equity award values for Messrs. Lukow, Nielsen, Sanders and Lombardi include only the grant value received as a result of the February 2017 approval pursuant to our 2017 long-term incentive plan and exclude the one-time retention grant of RSAs in March 2017. See “—Grant of Plan Based Awards” for total amounts of equity awards actually received by Messrs. Lukow, Nielsen, Sanders and Lombardi during 2017.

•	Base Salary: Base salary amounts presented above differ from the amounts disclosed in the Summary Compensation Table because increases in base salary become effective in February of each year. Therefore, the amounts reported in the Summary Compensation Table reflect approximately one month at the 2016 base salary rate and eleven months at the 2017 rate.

•	Short-Term Incentive Awards: We achieved 173% of the target Plan EBITDA goal (which comprised 75% of the Target Bonus amount) and exceeded the maximum payout target for our comparable store sales goal (which comprised 25% of the Target Bonus amount), which collectively resulted in a 2017 cash incentive award of 179.8% of the Target Bonus amount for our officers. This was calculated under the terms of the plan as described in the “Elements of Our Executive Compensation Program.”

•	Long-Term Incentive Grants (Performance Shares and RSAs): The compensation committee approved the long-term incentive grant for each named executive officer in February 2017 with a view towards aligning a large portion of executive pay with the interests of our stockholders. Each of our named executive officers received 50% of their equity awards in the form of restricted shares and 50% in the form of performance share awards with an EPS target over the one-year performance period. As we exceeded the maximum EPS goal for 2017, 150% of the performance shares were earned and remain subject to time-vesting.

•	Special Retention Grants (RSAs): Fiscal 2016 presented some temporary challenges due largely to the deflationary and competitive environment that, ultimately, resulted in financial performance below

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the threshold level required for the 2016 performance shares to be earned. After thorough review and deliberation, the compensation committee determined that the company should award special grants to our executive officers, other than our CEO, to provide retention value and recognize significant executive contributions that positioned our company for continued profitable growth in 2017 and beyond. Messrs. Lukow, Nielsen, Sanders and Lombardi received restricted share grants representing 43%, 167%, 125% and 125% of their 2017 base salaries, respectively. Such restricted shares vest annually over a three-year period. See “– Grant of Plan Based Awards” for total amounts of equity awards actually received by Messrs. Lukow, Nielsen, Sanders and Lombardi during 2017.

To demonstrate our focus on pay-for-performance, each element of compensation for 2017 target amounts as approved by the compensation committee is set forth as a percentage of target TDC in the following chart.

Committee Actions Taken for 2018

An important principle driving our compensation program is our belief that it benefits our stockholders for management’s compensation to be tied to our company’s current and long-term performance. As a result, in 2017 at-risk pay will continue to comprise a significant portion of our executive compensation program, particularly for our most senior officers. As we continue our transition to a mature public company in a competitive environment, our compensation committee continues to refine our compensation program. Our compensation committee determined to take the following actions with respect to our 2018 compensation program:

•	The compensation committee approved an increase in salary for Mr. Maredia to $950,000, consistent with its goal of raising his salary to be more competitive with comparable companies over time. This new base salary will place him slightly below the 50th percentile of peer group companies. The compensation committee increased the base salaries of our other executive officers by 3% to 9% based on individual performance, increased job responsibilities and their contributions to our business.

•	The compensation committee continued to emphasize objective pay-for-performance criteria through the use of Plan EBITDA and comparable store sales targets for our annual performance-based cash bonuses.

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•	The performance-based cash bonus opportunities for our Chief Executive Officer and Chief Financial Officer will remain at 2017 levels. The target opportunity is set at 100% for our Chief Executive Officer, 75% for our President and Chief Operating Officer, 70% for our Chief Financial Officer, and 60% for our other executive officers.

•	The compensation committee will maintain target equity-based compensation equal to 300% of base salary for our Chief Executive Officer, 150% of base salary for our Chief Financial Officer, and 80% of base salary for our other executive officers. The committee has approved an increase in target equity-based compensation equal to 200% for our President and Chief Operating Officer due to his contributions to our business.

•	As part of our committee’s emphasis on pay-for-performance and alignment of executive compensation with the long-term interests of our stockholders and to enhance retention, the compensation committee changed the structure of our performance shares to include a multi-year target, granting performance shares to our executive officers that can be earned after a three-year performance period based on achievement of an EBIT target. If earned, such performance shares will vest 100% on the third anniversary date of the grant (2021).

•	The 2018 equity compensation for our executive officers remains comprised 50% in the form of performance shares and 50% time-based RSUs vesting one-third on each anniversary of the grant date.

•	For our Chief Executive Officer, 80% of target TDC for 2018 will be performance-based. For our President and Chief Operating Officer 73% of target TDC will be performance based, and for our Chief Financial Officer, 69% of target TDC will be performance based. For the other named executive officers, on average, 58% of target TDC will be performance-based.

Section Five – Executive Compensation Governance

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, our board maintains stock ownership guidelines applicable to our Chief Executive Officer and other executive officers. Our Chief Executive Officer must maintain beneficial ownership of shares of Sprouts stock equal in market value to five times his current annual base salary, and our other executive officers must maintain beneficial ownership of shares of Sprouts stock equal in market value to two times his or her respective current annual base salary. Our Chief Executive Officer and other executive officers have five years to satisfy these stock ownership guidelines. As of fiscal 2016 year-end, each of our named executive officers met these guidelines.

Change-in-Control and Severance Arrangements

In November 2015, our compensation committee approved an executive severance and change-in-control plan. Our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer are eligible for two to three years of severance benefits upon certain events, including a termination of employment in connection with a change in control, and our other executive officers are eligible for one to two years of severance benefits upon certain events, including a termination of employment in connection with a change in control. For further information regarding compensation payable to our named executive officers in the event of termination of such officer’s employment, see – “Potential Payments Upon Termination or Change in Control”.

Hedging and Pledging Policy

Our insider trading policy expressly prohibits transactions involving hedging or pledging of Sprouts shares by directors, officers or team members without the approval of our Chief Legal Officer, who would review risks of proposed transactions.

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Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally does not permit publicly traded companies to take income tax deductions for compensation paid to our Chief Executive Officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year. Certain compensation, including performance-based compensation deductible for 2017 and prior years and certain grandfathered performance-based compensation arrangements, meeting specified requirements, is exempt from this limit. As a new public company, under special transition relief, certain compensation paid (and certain equity awards granted) prior to the 2017 Annual Meeting of Stockholders, has also been exempt from this limit. In order to limit the non-deductibility of compensation paid by the Company, our stockholders approved the material terms of the performance goals under the 2013 Incentive Plan for purposes of Section 162(m) at our 2015 Annual Meeting of Stockholders. As a result, the compensation attributable to grants of stock options and stock appreciation rights and certain cash awards, restricted stock, restricted stock units, bonus shares, dividend equivalents and other share-based awards granted under the 2013 Incentive Plan after May 2015 and paid prior to January 1, 2018, as well as certain grandfathered awards, may qualify for the performance-based compensation exception under Section 162(m) of the Code. We retain the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent we deem that it is necessary to enable our company to meet its overall objectives.

Clawback of Certain Compensation Following Restatement of Financial Statements

Our corporate governance guidelines provide that if the board of directors learns of any misconduct by an officer that contributed to our company having to restate all or a portion of our financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, take remedial action against such officer in a manner it deems appropriate. In determining what remedies to pursue, the board of directors will take into account all relevant factors, including whether the restatement was the result of negligence or intentional or gross misconduct. The board of directors will, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an officer or effect the cancellation of unvested restricted, deferred stock awards previously granted to the officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board or directors, in its full and complete discretion, may dismiss the officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the officer’s obligations to our company as the board of directors determines fit the facts surrounding the particular case.

Risk Considerations

Our board of directors does not believe that our 2017 compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:

•	we believe our fixed pay is competitive given our size and stage of development;

•	our variable pay is based on achieving short-term financial goals, we set a threshold for financial targets below which no bonus payment can be made, and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and

•	long-term performance is rewarded through grants of options that are only valuable if the price of our equity increases over time, and performance shares that are valuable only if our company achieves certain financial targets, which aligns our executives’ interests with those of our equity holders. In addition, the number of shares that can be earned is capped.

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COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Steven H. Townsend, Chairperson

Joseph Fortunato

Terri Funk Graham

Lawrence P. Molloy

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Steven H. Townsend, as Chairperson, Joseph Fortunato, Terri Funk Graham and Lawrence P. Molloy. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors, nor have any of these individuals ever been an officer or team member of our company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

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Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2017, 2016, and 2015.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Amin N. Maredia Chief Executive Officer(6)	2017	$785,577	—	$2,314,349	$1,412,468	$7,537	$4,519,931
	2016	$644,309	$3,500,867	$6,353,483	—	$18,601	$10,517,260
	2015	$498,461	$3,016,383	$296,508	$179,381	$12,151	$4,002,884
Bradley S. Lukow Chief Financial Officer(7)	2017	$564,904	—	$1,072,800	$710,988	$4,453	$2,353,145
	2016	$386,846	$352,499	$914,540	$270,792	$92,721	$2,017,398
James L. Nielsen President and Chief Operating Officer(8)	2017	$592,788	—	$1,883,295	$746,083	$21,956	$3,244,122
	2016	$522,596	$612,282	$501,492	—	$20,559	$1,656,929
	2015	$458,077	$3,016,383	$296,508	$140,446	$17,906	$3,929,320
Dan J. Sanders Chief Operations Officer(9)	2017	$397,596	—	$790,719	$357,439	$10,898	$1,556,652
Brandon F. Lombardi Chief Human Resources and Legal Officer and Corporate Secretary(10)	2017	$397,596	—	$790,719	$357,439	$10,633	$1,556,387
	2016	$338,654	$65,997	$220,123	—	$8,930	$633,704
	2015	$305,596	$531,895	$228,157	$66,926	$21,631	$1,154,205

(1)	Fiscal 2017 salary consists of a 52-week year from January 2, 2017 through December 31, 2017. Salary payments for 2015 reflect an additional week of salary paid as fiscal 2015 contained 53 weeks.

(2)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(3)	The amounts in this column reflect the aggregate grant date fair value of each performance share, share of restricted stock or restricted stock unit granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(4)	Unless otherwise indicated, amounts shown in this column include bonuses earned in fiscal 2017, 2016 and 2015 under our performance-based cash incentive plan, but not paid until fiscal 2018, 2017 and 2016, respectively, and are based on percentages of the actual base salary amounts earned by the named executive officers during such years.

(5)	Amounts in this column for 2017 include (a) medical and disability insurance premiums paid on behalf of Messrs. Maredia, Nielsen, Lukow, and Lombardi; (b) life insurance premiums of $1,705, $2,188, $1,510, $2,819 and $656 paid on behalf of Messrs. Maredia, Lukow, Nielsen, Sanders, and Lombardi respectively; (c) cash out of accrued vacation time of $11,538 and $7,692 to Messrs. Nielsen, and Lombardi respectively; (d) matching contributions to our 401(k) plan for Messrs. Nielsen and Sanders; and (e) $2,229, $2,206 and $3,038 for personal use of our corporate aircraft by Messrs. Maredia, Lukow and Nielsen respectively.

(6)	On January 30, 2017, Mr. Maredia’s base salary increased to $800,000. The 2017 amount shown reflects payment of his base salary of $650,000 from January 2, 2017 through January 29, 2017 and $800,000 from January 30, 2017 through December 31, 2017. In connection with the promotion of Mr. Maredia to Chief Executive Officer, in August 2015, the compensation committee approved the grant to Mr. Maredia of stock options to purchase 1,200,000 shares of our common stock. 733,439 of these options were subsequently determined to be null and void. The grant date fair value of option awards granted in 2015 shown includes only the value of the valid portion of the options. In order to satisfy the original intent with respect to Mr. Maredia’s compensation for his promotion, on May 23, 2016, the compensation committee granted to Mr. Maredia options to purchase 386,496 shares and 215,251 shares of restricted stock. The grant date fair value of option awards granted in 2016 shown includes the options to purchase 386,496 shares, which had a grant date fair value of $ 2,525,867, and the grant date fair value of stock awards granted in 2016 shown includes the grant of 215,251 shares of restricted stock, which had a grant date fair value of $5,269,344. See the equity award restructuring discussed under “2016 Say on Pay Vote and Stockholder Engagement” above.

(7)	On January 30, 2017, Mr. Lukow’s base salary increased to $575,000. The 2017 amount shown reflects payment of his base salary of $470,000 from January 2, 2017 through January 29, 2017 and $575,000 from January 30, 2017 through December 31, 2017.

(8)

On January 30, 2017, Mr. Nielsen’s base salary increased to $600,000. The 2017 amount shown reflects payment of his base salary of $525,000 from January 2, 2017 through January 29, 2017 and $600,000 from January 30, 2017 through December 31, 2017. In connection with the promotion of Mr. Nielsen to President & Chief Operating Officer, in August 2015, the

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compensation committee approved the grant to Mr. Nielsen of stock options to purchase 500,000 shares of our common stock. 33,439 of these options were subsequently determined to be null and void. The grant date fair value of option awards granted in 2015 shown includes only the value of the valid portion of the options. In order to satisfy the original intent with respect to Mr. Nielsen’s compensation for his promotion, on May 23, 2016, the compensation committee granted to Mr. Nielsen options to purchase 33,439 shares and 2,601 shares of restricted stock. See the equity award restructuring discussed under “2016 Say on Pay Vote and Stockholder Engagement” above. The grant date fair value of option awards granted in 2016 shown includes the options to purchase 33,439 shares, which had a grant date fair value of $218,534, and the grant date fair value of stock awards granted in 2016 shown includes the grant of 2,601 shares of restricted stock, which had a grant date fair value of $63,672.

(9)	On January 30, 2017, Mr. Sanders’ base salary increased to $400,000. The 2017 amount shown reflects payment of his base salary of $375,000 from January 2, 2017 through January 29, 2017 and $400,000 from January 30, 2017 through December 31, 2017.

(10)	On January 30, 2017, Mr. Lombardi’s base salary increased to $400,000. The 2017 amount shown reflects payment of his base salary of $375,000 from January 2, 2017 through January 29, 2017 and $400,000 from January 30, 2017 through December 31, 2017.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2017.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Amin N. Maredia	—	$80,000	$800,000	$1,600,000	—	—	—	—	—	—	—
	March 3, 2017	—	—	—	6,389	63,897	95,845	63,897	—	—	$1,157,175
	March 3, 2017	—	—	—	—	—	—	63,897	—	—	$1,157,175
Bradley S. Lukow	—	$40,250	$402,500	$805,000	—	—	—	—	—	—	—
	March 3, 2017	—	—	—	2,296	22,963	34,444	22,963	—	—	$415,860
	March 3, 2017	—	—	—	—	—	—	36,275	—	—	$656,940
James L. Nielsen	—	$42,000	$420,000	$840,000	—	—	—	—	—	—	—
	March 3, 2017	—	—	—	2,396	23,961	35,941	23,961	—	—	$433,934
	March 3, 2017	—	—	—	—	—	—	80,031	—	—	$1,449,361
Dan J. Sanders	—	$20,000	$200,000	$400,000	—	—	—	—	—	—	—
	March 3, 2017	—	—	—	851	8,519	12,778	8,519	—	—	$154,279
	March 3, 2017	—	—	—	—	—	—	35,143	—	—	$636,440
Brandon F. Lombardi	—	$20,000	$200,000	$400,000	—	—	—	—	—	—	—
	March 3, 2017	—	—	—	851	8,519	12,778	8,519	—	—	$154,279
	March 3, 2017	—	—	—	—	—	—	35,143	—	—	$636,440

(1)	Represents possible amounts payable under our 2017 performance-based cash bonus program. For fiscal 2017, cash bonuses to be awarded to each named executive officer were based on Plan EBITDA and comparable store sales growth targets. The Target Bonus amounts for 2017 for Messrs. Maredia, Lukow, Nielsen, Sanders and Lombardi were 100%, 70%, 70%, 50% and 50% of 2017 base salary, respectively. The maximum amount achievable by Messrs. Maredia, Lukow, Nielsen, Sanders and Lombardi in 2017 was 200% of his Target Bonus. In addition, 75% of the bonus criteria for each named executive officer was weighted towards Plan EBITDA, and 25% towards comparable store sales growth. See “– Summary Compensation Table” for actual amounts paid under our 2017 performance-based cash incentive program.

(2)	Amounts in this column represent unvested performance share awards, which were granted on March 3, 2017. The performance shares vest evenly on March 3, 2019 and March 3, 2020, assuming performance conditions are achieved and assuming continued service through the applicable vesting date. Subsequent to fiscal 2017 year-end, the compensation committee determined that the conditions for such performance share awards were met at the maximum achievement level.

(3)	Represents unvested RSAs, which were granted on March 3, 2017. The RSAs vest in three equal installments on March 3, 2018, March 3, 2019 and March 3, 2020, assuming continued employment through the applicable vesting date. In addition to the long-term equity incentive grant under our 2017 executive compensation program; Messrs. Lukow, Nielsen, Sanders and Lombardi received a one-time retention grant of RSAs equal to $250,000, $1,000,000, $500,000 and $500,000 respectively.

(4)	The amounts in this column reflect the aggregate grant date fair value of each option, share of restricted stock and performance share granted during fiscal 2017, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(1)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable	Unearned
Amin N. Maredia	September 25, 2011	35,322	—	—	$3.33	September 25, 2018	—	—
	July 31, 2013	55,000	—	—	$18.00	July 31, 2020	—	—
	March 4, 2014	33,771	—	—	$39.01	March 4, 2021	—	—
	March 11, 2015	33,439	—	—	$34.33	March 11, 2022	—	—
	March 11, 2015(6)	—	—	—	—	—	4,318	$105,143
	August 11, 2015(4)	466,561	—	—	$20.98	August 11, 2022	—	—
	March 4, 2016	37,835	75,669	—	$28.21	March 4, 2023	—	—
	March 4, 2016(7)	—	—	—	—	—	25,620	$623,847
	May 23, 2016(5)	276,070	110,426	—	$24.48	August 11, 2022	—	—
	May 23, 2016(5)	—	—	—	—	—	61,500	$1,497,525
	March 3, 2017(8)	—	—	—	—	—	63,897	$1,555,892
	March 3, 2017	—	—	—	—	—	63,897	$1,555,892
Bradley S. Lukow	March 4, 2016	13,679	27,357	—	$28.21	March 4, 2023	—	—
	March 4, 2016	—	—	—	—	—	12,350	$300,723
	March 4, 2016(7)	—	—	—	—	—	9,262	$225,530
	March 3, 2017(8)	—	—	—	—	—	22,963	$559,149
	March 3, 2017	—	—	—	—	—	36,275	$883,296
James L. Nielsen	March 4, 2014	33,771	—	—	$39.01	March 4, 2021	—	—
	March 11, 2015	33,439	—	—	$34.33	March 11, 2022	—	—
	March 11, 2015(6)	—	—	—	—	—	4,318	$105,143
	August 11, 2015(4)	416,670	49,891	—	$20.98	August 11, 2022	—	—
	March 4, 2016	15,280	30,558	—	$28.21	March 4, 2023	—	—
	March 4, 2016(7)	—	—	—	—	—	10,346	$251,925
	May 23, 2016(5)	—	33,439	—	$24.48	August 11, 2022	—	—
	May 23, 2016(5)	—	—	—	—	—	2,601	$63,334
	March 3, 2017(8)	—	—	—	—	—	23,961	$583,450
	March 3, 2017	—	—	—	—	—	80,031	$1,948,755
Dan J. Sanders	August 11, 2015	9,070	6,047	—	$20.98	August 11, 2022	—	—
	March 4, 2016	2,406	4,811	—	$28.21	March 4, 2023	—	—
	March 4, 2016	—	—	—	—	—	1,628	$39,642
	March 4, 2016(7)	—	—	—	—	—	3,258	$79,332
	March 3, 2017(8)	—	—	—	—	—	8,519	$207,438
	March 3, 2017	—	—	—	—	—	35,143	$855,732
Brandon F. Lombardi	July 23, 2012	45,000	—	—	$6.01	July 23, 2019	—	—
	March 4, 2014	12,383	—	—	$39.01	March 4, 2021	—	—
	March 11, 2015	25,732	—	—	$34.33	March 11, 2022	—	—
	March 11, 2015(6)	—	—	—	—	—	3,323	$80,915
	August 11, 2015	41,666	8,334	—	$20.98	August 11, 2022	—	—
	March 4, 2016	2,561	5,122	—	$28.21	March 4, 2023	—	—
	March 4, 2016	—	—	—	—	—	1,734	$42,223
	March 4, 2016(7)	—	—	—	—	—	3,468	$84,446
	March 3, 2017(8)	—	—	—	—	—	8,519	$207,438
	March 3, 2017	—	—	—	—	—	35,143	$855,732

(1)

Options are to acquire shares of common stock. Options generally expire seven years from the grant date. Time-vested options granted prior to 2016 generally vest over 12 quarters. Time-vested options granted in 2016 vest annually over three years on each anniversary of the grant date. In addition, all options granted prior to 2015 vest upon occurrence of a change in control of the

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company. Options granted subsequent to 2015 vest upon a change in control if not assumed by the acquiror or employment is terminated by the company without ‘cause’ or by the team member for ‘good reason’ within 24 months of a change in control, each as defined in the respective option award agreement.

(2)	Except as otherwise indicated, represents unvested RSUs or RSAs. The RSUs and RSAs generally vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(3)	The market value of unvested awards is calculated by multiplying the number of unvested awards held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2017, December 29, 2017, which was $24.35 per share.

(4)	The vesting provisions of options granted to Messrs. Maredia and Nielsen on August 11, 2015 were amended on May 23, 2016. See the equity award restructuring discussed under “2016 Say on Pay Vote and Stockholder Engagement” above. The number of securities underlying exercisable and unexercisable options shown reflect the amended vesting provisions.

(5)	Options and restricted stock awards granted to Messrs. Maredia and Nielsen on May 23, 2016 are related to their respective promotions in 2015. See the equity award restructuring discussed under “2016 Say on Pay Vote and Stockholder Engagement” above. The options and restricted stock granted to Mr. Maredia vest on a quarterly basis over a three quarter period, beginning on December 31, 2016, and the options and restricted stock granted to Mr. Nielsen vest on June 30, 2018.

(6)	Stock awards granted on March 11, 2015 represent unvested performance share awards. The compensation committee determined that the conditions for such performance shares were met with respect to 2015 performance, the remaining performance shares will vest on March 11, 2018, assuming continued employment through the applicable vesting date.

(7)	Stock awards granted on March 4, 2016 represent unvested performance share awards. The performance shares cliff vest on March 4, 2019, assuming performance conditions are achieved both annually and cumulatively over the three-year performance period and assuming continued service through the applicable vesting date. Subsequent to fiscal 2016 and 2017 year-end, the compensation committee determined that the conditions for such performance share awards were not met for the applicable performance year.

(8)	Stock awards granted on March 3, 2017 represent unvested performance share awards. The performance shares vest annually on March 3, 2019 and March 3, 2020, assuming continued service through the applicable vesting date. Subsequent to fiscal 2017 year-end, the compensation committee determined that the conditions for such performance share awards were achieved at the maximum performance level.

Option Exercises

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and the value realized on exercise of options during fiscal 2017.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
James L. Nielsen	165,322	$1,697,753
Brandon F. Lombardi	74,334	$1,443,890
Dan J. Sanders	21,161	$68,873

For option awards, the value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of shares acquired upon exercise.

Employment Agreements

On July 15, 2011, we entered into an employment agreement with Mr. Maredia, as amended from time to time, that provided for compensation terms as well as confidentiality and non-competition obligations. In connection with Mr. Maredia’s promotion to Chief Executive Officer, on August 6, 2015, we entered into an amended and restated employment agreement with Mr. Maredia that provided for an increase in his annual base salary and a target annual bonus, and the grant of options to purchase 1,200,000 shares of our common stock, as subsequently restructured; see the equity award restructuring discussed under “2016 Say on Pay Vote and Stockholder Engagement” above. The term of Mr. Maredia’s amended and restated employment agreement is three years, subject to one-year extension periods.

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Executive Compensation

On April 18, 2011, we entered into an employment agreement with Mr. Nielsen, as amended from time to time, that provided for compensation terms as well as confidentiality and non-competition obligations. In connection with Mr. Nielsen’s appointment as President and Chief Operating Officer, on August 6, 2015, we entered into an amendment to his employment agreement that provided for an increase in his annual base salary and the grant of options to purchase 500,000 shares of our common stock, as subsequently restructured; see the equity award restructuring discussed under “2016 Say on Pay Vote and Stockholder Engagement” above.

On January 23, 2012, we entered into an employment agreement with Mr. Lombardi, as amended from time to time, that provided for compensation terms as well as confidentiality and non-competition obligations. On February 26, 2016, we entered into an offer letter with Mr. Lukow that provided for compensation terms. Mr. Sanders does not have an employment agreement.

Each employment agreement described above contains a base salary that was set as a result of negotiations between the executive and our board of directors, and is subject to adjustment on an annual basis. Mr. Lukow’s offer letter contains an initial base salary and provides for an annual equity grant award value. Additionally, each employment agreement and offer letter provides for a bonus based upon our company’s attainment of annual goals established by our board and the compensation committee. Each employment agreement and offer letter also provides vacation benefits, reimbursement for business expenses, and the right to participate in company-wide benefits, including insurance, retirement, and other plans and programs as are available to our executive officers. Each employment agreement contains a covenant not to compete with our company or solicit our team members or customers for a period equal to the greater of 12 months immediately following termination of employment or the end of the period during which severance payments are being made, subject to certain exceptions, as well as confidentiality, preservation of intellectual property and non-disparagement obligations. We and each named executive officer may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our named executive officers are reflected in the ”Potential Payments Upon Termination or Change in Control” section below.

Potential Payments Upon Termination or Change in Control

On November 4, 2015, our board of directors adopted an Executive Severance and Change in Control Plan (referred to as the “Plan”) to provide benefits and payments to certain of our senior executive officers if their employment is terminated under certain circumstances. The Plan covers senior executive officers designated by the compensation committee of our board of directors, including our named executive officers that do not otherwise have employment agreements which specifically provide for severance. In addition, if one of our senior executive officers designated for participation in the Plan has an employment agreement and his or her employment is terminated in connection with a change in control (as defined in the Plan) under circumstances providing for change in control severance benefits under the Plan (as described below), the senior executive officer is eligible to receive change in control severance benefits under the Plan, rather than severance benefits under the applicable employment agreement, unless the severance terms of the applicable employment agreement are more favorable to the executive in which case the terms of the employment agreement shall govern.

In the event that a Plan participant’s employment is terminated by us due to elimination of job position, reduction in force or restructuring, or by a participant due to relocation, and such termination does not constitute a termination in connection with a change in control described below and is not within 12 months of the participant’s date of hire, (a) our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), the aggregate amount of the annual bonus amounts received in respect of the prior two completed fiscal years, and a prorated bonus based on actual performance for the fiscal year in which termination occurs; and (b) other participants will be eligible to receive continued payments of base

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Executive Compensation

salary for one year and COBRA premium reimbursement for one year (or, if earlier, until the participant is no longer eligible for COBRA coverage), an amount equal to the participant’s target bonus at the time of termination, and a prorated bonus based on actual performance for the fiscal year in which termination occurs.

In the event that a Plan participant’s employment is terminated by us without cause or by the participant for good reason (each as defined by the Plan) upon or during the 24-month period following a change in control, Plan participants other than our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), as well as an amount equal to the participant’s target bonus at the time of termination. Our Chief Executive Officer will be eligible to receive continued payments of base salary for three years and COBRA premium reimbursement for three years (or, if earlier, until he is no longer eligible for COBRA coverage), as well as an amount equal to his annual bonuses paid in respect of the past three completed fiscal years.

The tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment or upon a change in control pursuant to the Plan or the respective named executive officer’s employment agreement. The amount of compensation payable to each named executive officer upon voluntary or for cause termination, involuntary for good reason or involuntary not for cause termination, and in the event of disability or death of the executive or upon a change in control of our company is shown below. The amounts shown assume that such termination or change in control was effective as of December 31, 2017, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company. Our officers’ employment agreements do not provide for additional benefits upon a change in control of our company other than reflected in the tables below; however, certain of our equity award agreements granted prior to 2015 provide for the immediate vesting of the award upon a qualifying change in control transaction, while other equity award agreements provide for the vesting of the award only if not assumed by an acquiror or after the executive is terminated by an acquiror without cause or by the executive for good reason within 24 months of a qualifying change in control transaction.

Amin N. Maredia

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/31/17	Voluntary for Good Reason or Involuntary Not for Cause Termination on 12/31/17(1)	Death or Disability on 12/31/17	Change of Control with No Termination on 12/31/17	Change of Control with Termination within 24 months of 12/31/17
Compensation:
Bonus	—	$1,412,468	$1,412,468	—	$2,480,522
Cash severance	—	$1,600,000	$1,600,000	—	$2,400,000
Health and welfare benefits	—	$29,530	$29,530	—	$44,295
Equity treatment(2)(3)	—	—	—	—	$5,338,299

Total	—	$3,041,998	$3,041,998	—	$10,263,116

(1)	Mr. Maredia’s employment agreement provides that if he ceases to be the Chief Executive Officer of a company whose stock is traded on a nationally recognized securities exchange following a change in control transaction, he may resign and such resignation shall be treated as “good reason,” which will entitle him to the amounts reflected in this column.

(2)	The amount shown represents the market value of unvested stock options, RSUs, RSAs and performance shares that would become fully vested following a qualifying change in control transaction. Options granted March 4, 2016 and May 23, 2016 are not included because the closing price of our common stock of $24.35 on December 29, 2017, the last trading day of fiscal 2017, was less than the exercise price of $28.21 and $24.48 respectively.

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Executive Compensation

(3)	All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Bradley S. Lukow

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/31/17	Voluntary for Good Reason or Involuntary Not for Cause Termination on 12/31/17	Death or Disability on 12/31/17	Change of Control with No Termination on 12/31/17	Change of Control with Termination within 24 months of 12/31/17
Compensation:
Bonus	—	$981,780	$981,780	—	$805,000
Cash severance	—	$1,150,000	$1,150,000	—	$1,150,000
Health and welfare benefits	—	$33,551	$33,551	—	$33,551
Equity treatment(1)(2)	—	—	—	—	$1,968,698

Total	—	$2,165,331	$2,165,331	—	$3,957,249

(1)	The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction. Options granted on March 4, 2016 are not included because the closing price of our common stock of $24.35 on December 29, 2017, the last trading day of fiscal 2017, was less than the exercise price of $28.21.

(2)	All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

James L. Nielsen

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/31/17	Voluntary for Good Reason or Involuntary Not for Cause Termination on 12/31/17	Death or Disability on 12/31/17	Change of Control with No Termination on 12/31/17	Change of Control with Termination within 24 months of 12/31/17
Compensation:
Bonus	—	$746,083	$746,083	—	$840,000
Cash severance	—	$1,200,000	$1,200,000	—	$1,200,000
Health and welfare benefits	—	$12,493	$12,493	—	$12,493
Equity treatment(1)(2)	—	—	—	—	$3,120,741

Total	—	$1,958,576	$1,958,576	—	$5,173,234

(1)	The amount shown represents the market value of unvested stock options, RSUs, RSAs and performance shares that would become fully vested following a qualifying change in control transaction. Options granted March 4, 2016 and May 23, 2016 are not included because the closing price of our common stock of $24.35 on December 29, 2017, the last trading day of fiscal 2017, was less than the exercise price of $28.21 and $24.48 respectively.

(2)	All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

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Executive Compensation

Dan J. Sanders

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/31/17	Voluntary for Good Reason or Involuntary Not for Cause Termination on 12/31/17	Death or Disability on 12/31/17	Change of Control with No Termination on 12/31/17	Change of Control with Termination within 24 months of 12/31/17
Compensation:
Bonus	—	$357,439	$357,439	—	$400,000
Cash severance	—	$400,000	$400,000	—	$800,000
Health and welfare benefits	—	$13,125	$13,125	—	$26,251
Equity treatment(1)(2)	—	—	—	—	$1,202,522

Total	—	$770,564	$770,564	—	$2,428,773

(1)	The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction. Options granted on March 4, 2016 are not included because the closing price of our common stock of $24.35 on December 29, 2017, the last trading day of fiscal 2017, was less than the exercise price of $28.21.

(2)	All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Brandon F. Lombardi

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/31/17	Voluntary for Good Reason or Involuntary Not for Cause Termination on 12/31/17	Death or Disability on 12/31/17	Change of Control with No Termination on 12/31/17	Change of Control with Termination within 24 months of 12/31/17
Compensation:
Bonus	—	$357,439	$357,439	—	$400,000
Cash severance	—	$400,000	$400,000	—	$800,000
Health and welfare benefits	—	$6,247	$6,247	—	$12,493
Equity treatment(1)(2)	—	—	—	—	$1,298,839

Total	—	$763,686	$763,686	—	$2,511,332

(1)	The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction. Options granted on March 4, 2016 are not included because the closing price of our common stock of $24.35 on December 29, 2017, the last trading day of fiscal 2017, was less than the exercise price of $28.21.

(2)	All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our team members. In fiscal 2017, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) plan.

Team Member Benefit and Stock Plans

We have two team member benefit and stock plans under which we have issued equity to our team members and non-employee members of the board, our 2011 Option Plan and 2013 Incentive Plan.

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Executive Compensation

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of Amin Maredia, our Chief Executive Officer, the median of the total annual compensation of all employees other than Mr. Maredia, as well as their ratio to each other (referred to as the “CEO pay ratio”). Total compensation for Mr. Maredia and our median compensated employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For our 2017 fiscal year, these amounts were as follows:

•	Mr. Maredia’s total compensation: $4,519,863

•	Our median compensated employee’s total compensation: $19,420

•	Ratio of Mr. Maredia’s total compensation to our median compensated employee’s total compensation: 233:1

In determining the median compensated employee, we chose December 31, 2017 as the determination date. As of this date, we employed 25,806 total team members (excluding Mr. Maredia). We annualized compensation for permanent employees who were not employed by us for the full 2017 year. In determining our median compensated employee and computing the CEO pay ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely on any material assumptions, adjustments (i.e., cost-of-living adjustments) or estimates (i.e., statistical sampling).

The CEO pay ratio set forth above is a reasonable estimate for fiscal 2017, calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the CEO pay ratio reported for us, as other companies may have different employment and compensation practices and may utilize different permitted methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

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Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2017, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)		Weighted- Average Exercise Price of Outstanding Equity Awards (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)	3,536,260	(3)	$24.56	(4)	5,809,319
Equity Compensation Plans Not Approved by Stockholders(2)	2,186,673		$3.19		—

Total	5,722,933		$14.60		5,809,319

(1)	Represents our 2013 Incentive Plan.

(2)	Represents our 2011 Option Plan.

(3)	Includes 448,647 shares of common stock issuable upon vesting of outstanding RSUs, 352,847 shares of common stock issuable upon vesting of outstanding RSAs and 231,497 shares of common stock issuable upon vesting of outstanding performance shares granted under the 2013 Incentive Plan.

(4)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, RSAs or performance share awards which have no exercise price.

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Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The audit committee consists of Lawrence P. Molloy, Chairperson, Kristin E. Blum and Steven H. Townsend. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NASDAQ Stock Market. Our board has also determined that each of Messrs. Molloy and Townsend is an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the audit committee is to provide oversight of the Company’s accounting and financial reporting processes and audits of the financial statements of the Company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the NASDAQ Stock Market. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements at December 31, 2017 and January 1, 2017 and for each of the years in the three-year period ended December 31, 2017. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS 1301: “Communications with Audit Committees”, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during fiscal 2017.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

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Report of the Audit Committee

The report has been furnished by the audit committee to our board of directors.

Lawrence P. Molloy, Chairperson

Kristen E. Blum

Steven H. Townsend

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

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Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, our President and our two other most highly compensated executive officers during our fiscal year ended December 31, 2017), as such compensation is described in the “Executive Compensation – Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 23. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2017 executive officer compensation program consisted of base salary, annual performance-based cash bonus, equity awards in the form of restricted stock awards and performance share awards that were earned upon the achievement of EPS targets, benefits generally available to all of our salaried team members and limited prerequisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash bonus is tied specifically to the achievement of company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will provide retention value and reward sustained performance that is aligned with long-term stockholder interests. By tying a large portion of executive compensation to achievement of our operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Consistent with our pay for performance philosophy, our strong performance during 2017 resulted in short and long-term incentive awards above the target levels.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended December 31, 2017, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

50 2018 Proxy Statement	Sprouts Farmers Market

Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

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Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (referred to as “PwC”), to audit the consolidated financial statements of our company for the fiscal year ending December 30, 2018, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended December 31, 2017 and January 1, 2017 by PwC, our independent registered public accounting firm, are as follows:

	2017	2016
Audit fees(1)	$1,402,500	$1,370,000
Audit-related fees	$—	$—
Tax fees(2)	$32,000	$—
All other fees(3)	$1,800	$1,800

Total	$1,436,300	$1,371,800

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements and (iii) consents and other items related to SEC matters.

(2)	Tax fees consist of consulting worth related to current and accumulated earnings and profits.

(3)	All other fees consist of licensing fees for PwC’s accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The chairman of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairman must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.

All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending December 30, 2018 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 30, 2018.

52 2018 Proxy Statement	Sprouts Farmers Market

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the fiscal year ended December 31, 2017, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2017.

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Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 5, 2018, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options, restricted stock and restricted stock units that are currently exercisable or exercisable within 60 days of the record date, March 5, 2018. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 133,023,184 shares of common stock outstanding as of March 5, 2018.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
Named Executive Officers and Directors:
Amin N. Maredia(2)	1,219,099	*
Bradley S. Lukow(3)	74,209	*
James L. Nielsen(4)	586,709	*
Dan J. Sanders(5)	16,905	*
Brandon F. Lombardi(6)	142,397	*
Kristen E. Blum(7)	4,439	*
Shon A. Boney(8)	4,606	*
Joseph Fortunato(9)	24,347	*
Terri Funk Graham(10)	21,847	*
Lawrence P. Molloy(11)	41,847	*
Joseph O’Leary	—	—
Steven H. Townsend(12)	31,847	*
All directors and executive officers as a group (15 persons)	2,405,863	1.8%
5% Stockholders:
T. Rowe Price Associates, Inc.(13)	11,733,415	8.8%
The Vanguard Group(14)	11,200,995	8.4%
BlackRock, Inc.(15)	10,683,390	8.0%

54 2018 Proxy Statement	Sprouts Farmers Market

Security Ownership of Certain Beneficial Owners and Management

*	Less than 1% of the outstanding shares of common stock

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of the record date, March 5, 2018, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)	The amount listed includes (a) 65,000 shares of common stock held by the Amin Maredia Family Growth Fund, L.P., (b) 87,985 shares of common stock held by Mr. Maredia in relation to previous restricted stock unit and restricted stock award vesting, (c) 1,031,046 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018 and (d) 35,068 shares of common stock issuable upon the vesting of restricted stock units, performance shares or restricted stock awards within 60 days of March 5, 2018. Mr. Maredia serves as the President of Maredia Management, Inc., which is the general partner of the Amin Maredia Family Growth Fund, L.P. and (i) may be deemed to have beneficial ownership of the shares owned of record, and (ii) has shared voting and investment power with respect to such shares.

(3)	The amount listed includes (a) 46,851 shares of common stock and (b) 27,358 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018.

(4)	The amount listed includes (a) 26,285 shares of common stock, (b) 556,106 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018 and (c) 4,318 shares of common stock issuable upon the vesting of restricted stock units, performance shares or restricted stock awards within 60 days of March 5, 2018.

(5)	The amount listed includes 16,905 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018.

(6)	The amount listed includes (a) 5,004 shares of common stock, (b) 134,070 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018 and (c) 3,323 shares of common stock issuable upon the vesting of restricted stock units or performance shares within 60 days of March 5, 2018.

(7)	The amount listed includes 4,439 shares of common stock.

(8)	The amount listed includes (a) 914 shares of common stock and (b) 3,692 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018. Excludes 3,636,742 shares owned of record by Premier Grocery, Inc. Mr. Boney currently has no power to individually direct the voting or disposition of such shares, and accordingly, no beneficial ownership of such shares.

(9)	The amount listed includes (a) 11,751 shares of common stock and (b) 12,596 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018.

(10)	The amount listed includes (a) 9,251 shares of common stock and (b) 12,596 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018.

(11)	The amount listed includes (a) 29,251 shares of common stock and (b) 12,596 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018.

(12)	The amount listed includes (a) 19,251 shares of common stock and (b) 12,596 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 5, 2018.

(13)	Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 14, 2018. Consists of 11,733,415 shares of common stock of which T. Rowe Price Associates, Inc. (“Price Associates”) has sole dispositive power, including 4,042,467 shares of common stock of which Price Associates has sole voting power. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(14)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 12, 2018. The Vanguard Group reports sole voting power with respect to 71,296 shares, sole dispositive power with respect to 11,124,199 shares, shared voting power with respect to 16,500 shares and shared dispositive power with respect to 76,796 shares. As the parent holding company, The Vanguard Group, Inc. reports that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company is the beneficial owner of 60,296 shares as a result of its serving as investment manager of collective trust accounts, and its wholly-owned subsidiary, Vanguard Investments Australia, Ltd. is the beneficial owner of 27,500 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on January 23, 2018. Includes 10,176,717 shares of which Blackrock, Inc. has sole voting power and 10,683,390 shares of which Blackrock, Inc. has sole dispositive power as a parent holding company. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10055.

Sprouts Farmers Market	2018 Proxy Statement 55

D

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Volcanic Red

We purchased coffee from Volcanic Red, LLC (dba Volcanic Red Coffees), a company in which Shon Boney (together with his immediate family members) owns a 15% interest. Our purchases from this company in fiscal 2017 totaled $10.9 million. As of December 31, 2017, we had recorded accounts payable due to this vendor of $0.7 million.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, in connection with our IPO, we entered into indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration, and approval by our audit committee.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2019 annual meeting of stockholders must be submitted to us no later than November 19, 2018. All such stockholder proposals must comply with the procedures outlined in Rule 14a-8.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2019 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2019 annual meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than December 3, 2018 and no later than January 2, 2019, unless we change the date of our 2019 annual meeting more than 30 days

56 2018 Proxy Statement	Sprouts Farmers Market

D

before or more than 70 days after May 2, 2019, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws.

Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

DIRECTOR NOMINATIONS FOR INCLUSION IN OUR 2019 PROXY MATERIALS (PROXY ACCESS)

Under our new proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our 2019 proxy materials for election at our 2019 Annual Meeting of Stockholders, the nominations must be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, no earlier than December 3, 2018 and no later than January 2, 2019.

Any stockholder considering a proxy access nomination should carefully review our bylaws, which were included as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on January 30, 2017.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: March 19, 2018

Sprouts Farmers Market	2018 Proxy Statement 57

Appendix A

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial measures, Plan EBITDA, Plan EBIT and diluted earnings per share excluding the one-time benefit of the legislation commonly referred to as the Tax Cuts and Jobs Act (referred to as the “Tax Act”), that were used as performance targets in certain of our performance-based compensation items during 2017. These measures are not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”).

We define Adjusted EBIT as net income before interest expense and provision for income tax, excluding store closure and exit costs, gains and losses from disposal of assets, public offering expenses and the loss on extinguishment of debt and certain other items we do not consider representative of our ongoing financial performance. We define Adjusted EBITDA as Adjusted EBIT, before depreciation, amortization and accretion. We believe the presentation of Adjusted EBITDA and Adjusted EBIT aids in the understanding of our business performance but is not intended to be an alternative to GAAP measures. Plan EBIT and Plan EBITDA contain further adjustments, as determined by our compensation committee. For the fiscal year ended December 31, 2017, the adjustments to EBIT and EBITDA used to determine Adjusted EBIT and EBITDA were immaterial, and there were no further adjustments used by our compensation committee to determine Plan EBIT and Plan EBITDA; thus only EBIT and EBITDA are presented below.

These non-GAAP measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. Use of these terms below may differ from similar measures reported by other companies. Because of their limitations, EBITDA, EBIT and diluted earnings per share excluding the one-time benefit of the Tax Act should not be considered as measures of discretionary cash available to use to reinvest in growth of our business, or as measures of cash that will be available to meet our obligations. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table shows a reconciliation of EBITDA and EBIT to net income and diluted earnings per share to diluted earnings per share excluding the one-time benefit of the Tax Act for the fifty-two weeks ended December 31, 2017. Exclusion of the one-time benefit of the Tax Act from the calculation of diluted earnings per share had no effect on the number of shares issued under our long-term incentive plan for 2017.

(in thousands) (unaudited)
Fifty-Two Weeks Ended
December 31, 2017
Net income	$158,440
Income tax provision	47,078
Interest expense, net	21,176

Earnings before interest and taxes (EBIT)	226,694
Depreciation, amortization and accretion	96,987

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$323,681

Net income	$158,440
Plus: One-time benefit of the Tax Act (1)	(18,692)

Net income excluding the one-time benefit of the Tax Act	$139,748
Diluted earnings per share	$1.15
Diluted earnings per share excluding the one-time benefit of the Tax Act	$1.01
Diluted weighted average shares outstanding	137,884

Sprouts Farmers Market	2018 Proxy Statement A-1

SPROUTS FARMERS MARKET, INC. 5455 East High Street, Suite 111 PHOENIX, AZ 85054 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following Class II director nominees: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Joseph Fortunato 02 Lawrence P. Molloy 03 Joseph O’Leary The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers 0 0 0 for fiscal 2017 (“say-on-pay”). 3 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm 0 0 0 for the fiscal year ending December 30, 2018. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Yes No R1.0.1.17 Please indicate if you plan to attend this meeting 0 0 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000362493 partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com SPROUTS FARMERS MARKET, INC. Annual Meeting of Stockholders May 2, 2018 8:00 AM Local Time This proxy is solicited on behalf of the Board of Directors The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated March 19, 2018, and hereby appoints Amin N. Maredia and Bradley S. Lukow and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on Wednesday, May 2, 2018, at 8:00 AM local time, at the Sprouts Farmers Market Store Support Office located at 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS MARKET, INC. held of record by the undersigned at the close of business on March 5, 2018 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE CLASS II DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE THREE CLASS II DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY R1.0.1.17 COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. 2 0000362493 _ Continued and to be signed on reverse side